Filed pursuant to Rule 424(b)(5)
                                               File Nos. 333-79221 and
                                                          333-79221-01


PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated June 9, 1999)


                      6,000,000 PREFERRED TRUST SECURITIES
                                 TXU CAPITAL II
            8.70% TRUST ORIGINATED PREFERRED SECURITIES SM (TOPRS SM)

              (LIQUIDATION AMOUNT $25 PER PREFERRED TRUST SECURITY)
               FULLY AND UNCONDITIONALLY GUARANTEED AS DESCRIBED IN
                   THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS BY

                             TEXAS UTILITIES COMPANY
                                DOING BUSINESS AS
                                    TXU CORP
                                ----------------

                         THE PREFERRED TRUST SECURITIES:

o Preferred Trust Securities represent preferred ownership interests in the assets of TXU Capital II. The sole assets of TXU Capital II will be the debentures issued by TXU Corp.
o TXU Capital II will apply to have the Preferred Trust Securities trade on the New York Stock Exchange starting within 30 days after the Preferred Trust Securities are issued.
o TXU Corp will guarantee the Preferred Trust Securities to the extent described in the prospectus supplement and prospectus.
o    Closing Date: December 13, 1999.

                DISTRIBUTIONS ON THE PREFERRED TRUST SECURITIES:

o Each Preferred Trust Security pays a quarterly distribution at an annual rate of 8.70%, or $2.175 per Preferred Trust Security, if TXU Corp pays interest on the debentures.
o If TXU Corp redeems the debentures held by TXU Capital II, TXU Capital II will redeem the Preferred Trust Securities and you will receive $25 plus accumulated distributions for each Preferred Trust Security you own.
o If TXU Capital II redeems the Preferred Trust Securities or is liquidated, but TXU Corp does not redeem its debentures, you will receive $25 principal amount of debentures for each Preferred Trust Security you own rather than cash.

     INVESTING IN THE PREFERRED TRUST SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.

                                ----------------


                                                            PER PREFERRED
                                                           TRUST SECURITY             TOTAL
                                                              --------                -----

Public offering price...................................         $25.00           $150,000,000

Underwriters' discount to be paid by TXU Corp...........         $.7875             $4,725,000

Proceeds, before expenses, to TXU Capital II............         $25.00           $150,000,000


     If you purchase the Preferred Trust Securities and settlement occurs after December 13, 1999, you will be required to pay accumulated distributions of the aggregate liquidation amount of your Preferred Trust Securities at a rate of 8.70% per year from that date. Expenses of the offering and underwriting commissions of $.7875 per Preferred Trust Security will be paid by TXU Corp.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     TXU Capital II and TXU Corp have granted the Underwriters the right to purchase up to an additional 600,000 Preferred Trust Securities to cover over-allotments. The Preferred Trust Securities will be ready for delivery in book-entry form through The Depository Trust Company on or about December 13, 1999.

                                ----------------
MERRILL LYNCH & CO.
        LEHMAN BROTHERS
                MORGAN STANLEY DEAN WITTER
                                   PAINEWEBBER INCORPORATED
                                            SALOMON SMITH BARNEY

                                ----------------

          The date of this prospectus supplement is December 8, 1999.

(SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                              PROSPECTUS SUPPLEMENT

About this Prospectus Supplement.......................................... S-2
Summary................................................................... S-3
Risk Factors.............................................................. S-5
TXU Corp and Subsidiaries................................................. S-8
Selected Consolidated Financial Data of TXU Corp.......................... S-9
Consolidated Capitalization of TXU Corp...................................S-10
Use of Proceeds...........................................................S-11
Specific Terms of the Preferred Trust Securities..........................S-11
Specific Terms of the Junior Subordinated Debentures......................S-15
Material United States Federal Income Tax Consequences
    Relating to the Preferred Trust Securities............................S-18
Underwriting..............................................................S-20

                                   PROSPECTUS

About this Prospectus....................................................... 2
Where You Can Find More Information......................................... 2
TXU Corp.................................................................... 3
TXU Capital II, TXU Capital III and TXU Capital IV.......................... 3
Use of Proceeds............................................................. 4
Ratio of Earnings to Fixed Charges and Ratio of Earnings
    to Combined Fixed Charges and Preferred Dividends....................... 4
Description of TXU Corp Preference Stock.................................... 4
Description of Debt Securities.............................................. 6
Description of TXU Capital's Preferred Trust Securities
    and Common Trust Securities ............................................14
Description of the Guarantee................................................21
Description of the Junior Subordinated Debentures...........................23
Plan of Distribution........................................................32
Experts and Legality........................................................33

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      You should read this prospectus supplement along with the prospectus that follows. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the Preferred Trust Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the prospectus is accurate as of any date other than the dates on the front of these documents.

                                     SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents that have been incorporated into the prospectus, before making an investment decision.

SECURITIES OF TXU CAPITAL

     TXU Capital was created by TXU Corp to make this offering. TXU Capital will sell its Preferred Trust Securities to the public and its Common Trust Securities to TXU Corp. It will use the proceeds from these sales to buy the Junior Subordinated Debentures, Series B, due December 31, 2034 from TXU Corp. The Preferred Trust Securities and the Junior Subordinated Debentures will have essentially the same terms.

     TXU Corp will acquire all of the Common Trust Securities of TXU Capital. The liquidation amount of all the Common Trust Securities will equal approximately 3% of the total capital of TXU Capital. The Common Trust Securities will generally rank equally with the Preferred Trust Securities. However, in the case of specific defaults, the Common Trust Securities will rank junior to the Preferred Trust Securities with respect to distributions, redemption and liquidation. Except in limited circumstances specified in the Trust Agreement, the Common Trust Securities will have sole voting power with respect to matters to be voted upon by TXU Capital securityholders.

DISTRIBUTIONS

     If you purchase the Preferred Trust Securities, you will be entitled to receive cumulative cash distributions at an annual rate of 8.70% of the liquidation amount of $25, or $2.175 per Preferred Trust Security. Distributions will accumulate from the date TXU Capital issues the Preferred Trust Securities and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2000.

EXTENSION OF PAYMENT PERIODS

     So long as there is no default in the payment of interest on the Junior Subordinated Debentures, TXU Corp may delay interest payments on the Junior Subordinated Debentures for an extension period of up to 20 consecutive quarters. TXU Corp may delay payments in this way more than once, but not beyond the maturity date of the Junior Subordinated Debentures. If TXU Corp delays interest payments on the Junior Subordinated Debentures, TXU Capital will also delay distributions on the Preferred Trust Securities. During this period you will still accumulate distributions at an annual rate of 8.70% of the liquidation amount of $25 per Preferred Trust Security, and you will accrue interest on unpaid distributions at the same rate, compounded quarterly. Even though you will not receive any cash distributions on your Preferred Trust Securities during an extension period, you will be required to include accrued distributions and interest on unpaid distributions in your gross income for United States federal income tax purposes, even if you are a cash basis taxpayer.

REDEMPTION

     TXU Capital must redeem the Preferred Trust Securities when the Junior Subordinated Debentures are paid at maturity on December 31, 2034, or if the Junior Subordinated Debentures are redeemed before they mature. At any time on or after December 31, 2004, TXU Corp may redeem all or part of the Junior Subordinated Debentures. In addition, TXU Corp may choose to redeem all, but not less than all, of the Junior Subordinated Debentures if specific tax events result in specific adverse tax consequences. If the Preferred Trust Securities are redeemed, the holders will receive the liquidation amount of $25 per Preferred Trust Security plus any unpaid distributions to the date of redemption.

TXU CORP'S GUARANTEE OF THE PREFERRED TRUST SECURITIES

     TXU Corp will fully and unconditionally guarantee payments due on the Preferred Trust Securities through a combination of the following:

     o    TXU Corp's obligations under the Junior Subordinated Debentures;

     o The rights of holders of Preferred Trust Securities to enforce those obligations;

     o    TXU Corp's agreement to pay the expenses of TXU Capital; and

     o TXU Corp's guarantee of payments due on the Preferred Trust Securities to the extent of TXU Capital's assets.

If TXU Corp does not make a payment on the Junior Subordinated Debentures, TXU Capital will not have sufficient funds to make payments on the Preferred Trust Securities. The Guarantee does not cover payments when TXU Capital does not have sufficient funds.

CONDITIONAL RIGHT TO SHORTEN MATURITY

     If interest payments on the Junior Subordinated Debentures are no longer deductible by TXU Corp because of a Tax Event, as described in this prospectus supplement under SPECIFIC TERMS OF THE PREFERRED SECURITIES --"Right to Redeem upon a Tax Event," TXU Corp may shorten the stated maturity of the Junior Subordinated Debentures to as early as December 13, 2014. This would cause a mandatory redemption of the Preferred Trust Securities on the new maturity date.

ASSIGNMENT OF OBLIGATIONS

     TXU Corp may assign all its obligations with respect to the Junior Subordinated Debentures to a wholly-owned subsidiary which assumes those obligations. At the time of an assignment, TXU Corp will fully and unconditionally guarantee all payments under the assigned obligations. If TXU Corp assigns its obligations to a subsidiary, there could be adverse tax consequences to you. See SPECIFIC TERMS OF THE JUNIOR SUBORDINATED DEBENTURES -- "Assignment of Obligations."

LISTING OF TRUST PREFERRED SECURITIES

     TXU Capital plans to list the Preferred Trust Securities on the New York Stock Exchange under the trading symbol "TXU PrB." You should be aware that listing of the Preferred Trust Securities will not necessarily ensure that a liquid trading market will be available for the Preferred Trust Securities.

                                  RISK FACTORS

     An investment in the Preferred Trust Securities involves a number of risks. You should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in the prospectus, about risks concerning the Preferred Trust Securities, before buying any Preferred Trust Securities.

TXU CAPITAL HAS NO INDEPENDENT OPERATIONS OR ASSETS. IF TXU CORP DOES NOT PROVIDE SUFFICIENT FUNDS, TXU CAPITAL WILL NOT BE ABLE TO MAKE PAYMENTS ON THE PREFERRED TRUST SECURITIES.

     o TXU Capital's ability to pay amounts when they are due on the Preferred Trust Securities is solely dependent upon TXU Corp's payment of amounts when they are due on the Junior Subordinated Debentures. If TXU Corp fails to pay principal or interest when due on the Junior Subordinated Debentures, TXU Capital will not have funds to pay distributions on the Preferred Trust Securities or amounts due when the Preferred Trust Securities are redeemed or when TXU Capital is liquidated.

     o TXU Corp is a holding company, and claims of holders of preferred stock of TXU Corp's subsidiaries and claims of creditors of TXU Corp's subsidiaries are senior to claims of holders of the Junior Subordinated Debentures and to claims of holders of the Preferred Trust Securities under the Guarantee.

     o The Junior Subordinated Debentures are not secured and are junior in right of payment to TXU Corp's senior debt. As of September 30, 1999, TXU Corp had approximately $4.3 billion of senior debt. In addition, TXU Corp is a holding company. Substantially all of its income comes from its operating subsidiaries. Required payments on debt and preferred stock at the subsidiary level will be made before funds from those subsidiaries are available to TXU Corp. The consolidated financial statements of TXU Corp that are incorporated by reference in the prospectus show the aggregate amount of subsidiary debt and preferred stock as of the date of those statements. In addition, the terms of the Preferred Trust Securities and the Junior Subordinated Debentures do not limit the ability of TXU Corp or its subsidiaries to incur additional debt or to issue preferred stock.

     o TXU Corp's obligations under the Guarantee are not secured and are junior in right of payment to all other liabilities of TXU Corp, except any liabilities that expressly rank equally with the Guarantee. See DESCRIPTION OF THE GUARANTEE -- "Status of the Guarantee" and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Subordination" in the prospectus.

TXU CORP CAN DELAY INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES. THIS MAY AFFECT THE MARKET PRICE OF THE PREFERRED TRUST SECURITIES.

     o So long as there is no default in the payment of interest on the Junior Subordinated Debentures, TXU Corp may delay interest payments on the Junior Subordinated Debentures, from time to time, for an extension period of up to 20 consecutive quarters. At the end of an extension period, if all amounts due are paid, TXU Corp could start a new extension period of up to 20 consecutive quarters. During any extension period, distributions on the Preferred Trust Securities would be delayed but would accumulate at an annual rate of 8.70% and you will accrue interest on unpaid distributions at the same rate, compounded quarterly. No extension period may extend beyond the maturity date of the Junior Subordinated Debentures. If TXU Corp exercises this extension right, the market price of the Preferred Trust Securities is likely to be affected. See SPECIFIC TERMS OF THE PREFERRED TRUST SECURITIES-- "Extension of Payment Periods" in this prospectus supplement and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES-- "Option to Extend Interest Payment Period" in the prospectus.

IF TXU CORP DELAYS INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES, THERE WILL BE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF THE PREFERRED TRUST SECURITIES.

     o If TXU Corp extends the interest payment period for the Junior Subordinated Debentures, you will accrue income as original issue discount, referred to in this prospectus supplement as OID, in respect of the delayed distributions on your Preferred Trust Securities. As a result, for United States federal income tax purposes you will include that OID in gross income before you receive distributions, regardless of your regular method of accounting.

     o If you sell your Preferred Trust Securities before the record date for the payment of distributions at the end of an extension period, you will not receive the distributions. Instead, the accrued distributions will be paid to the holder of record on the record date, regardless of who the holder of record may have been on any other date during the extension period. Moreover, the accrued OID will be added to your adjusted tax basis in the Preferred Trust Securities but might not be reflected in the amount you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deduction of capital losses is subject to limitations.

     o As a result of TXU Corp's right to extend the interest payment period, the market price of the Preferred Trust Securities may be more volatile than debt instruments with OID which do not afford the issuer a similar right. See MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PREFERRED TRUST SECURITIES -- "Original Issue Discount" in this prospectus supplement.

THE GUARANTEE IS LIMITED TO THE FUNDS AVAILABLE TO TXU CAPITAL. IF TXU CORP DEFAULTS ON ITS OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBENTURES, TXU CAPITAL WOULD NOT HAVE THE FUNDS NECESSARY TO MAKE PAYMENTS ON OR TO REDEEM THE PREFERRED TRUST SECURITIES.

     o The Guarantee guarantees the payment when due of distributions on the Preferred Trust Securities, to the extent TXU Capital has funds available to make those payments.

     o The Guarantee also guarantees payment on redemption or on a bankruptcy or dissolution of TXU Capital, except where Junior Subordinated Debentures are distributed to the holders, of the liquidation amount and all accrued and unpaid distributions on the Preferred Trust Securities to the date of payment or, if less, the amount of the assets of TXU Capital remaining available for distribution. If TXU Corp were to default on its obligations under the Junior Subordinated Debentures, TXU Capital would lack funds necessary for the payment of distributions or amounts payable on liquidation of TXU Capital or redemption of the Preferred Trust Securities. As a result, you would then not be able to rely on the Guarantee for payment of those amounts. Instead, the Property Trustee would have to enforce TXU Capital's rights under the Junior Subordinated Debentures. If the Property Trustee fails to act, you could institute a legal proceeding directly against TXU Corp to enforce payment to you of Junior Subordinated Debentures in a principal amount equal to the liquidation amount of your Preferred Trust Securities and the accrued interest on those Junior Subordinated Debentures. See DESCRIPTION OF THE GUARANTEE -- "General Terms of the Guarantee" and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES-- "Enforcement of Certain Rights by Holders of Preferred Trust Securities" in the prospectus.

TXU CORP HAS THE RIGHT TO REDEEM THE JUNIOR SUBORDINATED DEBENTURES IF IT SUFFERS ADVERSE TAX CONSEQUENCES. THIS REDEMPTION WOULD SUBJECT YOU TO ADDITIONAL TAX.

     o If there is a Tax Event, as described below, TXU Corp will have the right to redeem the Junior Subordinated Debentures, in whole, but not in part, at any time within 90 days following the occurrence of the Tax Event. That would, in turn, cause a mandatory redemption of all of the Preferred Trust Securities and the Common Trust Securities at 100% of their liquidation amount plus any accrued distributions. Under current United States federal income tax law, that redemption of your

          Preferred Trust Securities would be a taxable event to you. See SPECIFIC TERMS OF THE PREFERRED TRUST SECURITIES -- "Right to Redeem upon a Tax Event" in this prospectus supplement.

TXU CORP MAY DISSOLVE TXU CAPITAL AT ANY TIME. THIS COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICES OF THE PREFERRED TRUST SECURITIES OR THE JUNIOR SUBORDINATED DEBENTURES.

     o At any time, TXU Corp may dissolve TXU Capital, pay its creditors, if any, and distribute the Junior Subordinated Debentures to the holders of the Preferred Trust Securities.

     o There is no assurance as to the market prices for Preferred Trust Securities or Junior Subordinated Debentures that may be distributed in exchange for Preferred Trust Securities if TXU Capital is liquidated. The Preferred Trust Securities or the Junior Subordinated Debentures may trade at a discount from the price that an investor paid to purchase the Preferred Trust Securities in this offer.

     o A distribution of the Junior Subordinated Debentures upon the liquidation of TXU Capital would not be a taxable event to holders of the Preferred Trust Securities unless that liquidation of TXU Capital occurs because TXU Capital is subject to United States federal income tax with respect to income on the Junior Subordinated Debentures. If there is a Tax Event because TXU Capital's income on the Junior Subordinated Debentures is subject to United States federal income tax and Junior Subordinated Debentures are distributed to the holders of the Preferred Trust Securities by TXU Capital, the holders of the Preferred Trust Securities would likely recognize gain or loss as if the holders of the Preferred Trust Securities had exchanged Preferred Trust Securities for the Junior Subordinated Debentures in a taxable exchange.

     o As a prospective purchaser of Preferred Trust Securities, you are also making an investment decision about the Junior Subordinated Debentures. You should carefully review all the information about the Junior Subordinated Debentures in this prospectus supplement and in the prospectus. See SPECIFIC TERMS OF THE PREFERRED TRUST SECURITIES -- "Distribution of the Junior Subordinated Debentures" in this prospectus supplement.

THERE IS NO ESTABLISHED TRADING MARKET FOR THE PREFERRED TRUST SECURITIES.

     o The Preferred Trust Securities constitute a new issue of securities. They have no established trading market. There is no assurance as to the liquidity of, or the development and maintenance of trading markets for, the Preferred Trust Securities. TXU Capital has applied to list the Preferred Trust Securities on the New York Stock Exchange.

THERE CAN BE NO ASSURANCE THAT THERE WILL BE AN ACTIVE MARKET FOR THE PREFERRED TRUST SECURITIES.

     o The Underwriters currently plan to make a market in the Preferred Trust Securities. However, there can be no assurance that the Underwriters will engage in those activities or that any active market in the Preferred Trust Securities will develop or be maintained.

EXCEPT WITH RESPECT TO AMENDMENTS TO THE TRUST AGREEMENT AND AMENDMENTS AND ASSIGNMENT OF THE GUARANTEE, THE HOLDERS OF THE PREFERRED TRUST SECURITIES HAVE NO VOTING RIGHTS.

     o Subject to TXU Corp's right to delay payment as described under SPECIFIC TERMS OF THE PREFERRED TRUST SECURITIES -- "Extension of Payment Periods" in this prospectus supplement, holders will have the right to receive distributions as and when due. However, they will have limited voting rights, exercisable only in the event of a proposed change in the terms of the Preferred Trust Securities. See DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES -- "Voting Rights" in the prospectus.

TXU CORP MAY SHORTEN THE MATURITY OF THE JUNIOR SUBORDINATED DEBENTURES, WHICH WOULD CAUSE A MANDATORY REDEMPTION OF THE PREFERRED TRUST SECURITIES ON THAT DATE.

     o If a Tax Event results in the non-deductibility of interest payments on the Junior Subordinated Debentures, TXU Corp may shorten the stated maturity of the Junior Subordinated Debentures to as early as December 13, 2014, instead of redeeming the Junior Subordinated Debentures. This would cause a mandatory redemption of the Preferred Trust Securities on the new maturity date.

                            TXU CORP AND SUBSIDIARIES

     During 1999, several of TXU Corp's subsidiaries changed their names in connection with the new TXU corporate identity program.

     o    Texas Utilities Electric Company became TXU Electric Company;

     o    ENSERCH Corporation became TXU Gas Company;

     o    TXU Eastern Holdings Limited became TXU Europe Limited;

     o    Eastern Group plc became TXU Europe Group plc; and

     o TU Australia Holdings (Partnership) Limited Partnership became TXU Australia Holdings (Partnership) Limited Partnership.

                SELECTED CONSOLIDATED FINANCIAL DATA OF TXU CORP

      (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND FINANCIAL RATIOS)

     The following material, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in this prospectus supplement, the prospectus and the documents incorporated by reference in the prospectus.


                                                                                                              Twelve
                                                                                                              Months
                                                             Twelve Months Ended                              Ended
                                    ----------------------------------------------------------------------  ---------
                                                                                                            September
                                                                December 31,                                   30,
                                    ----------------------------------------------------------------------  ---------

Income statement data:                  1994          1995          1996          1997           1998          1999
                                        ----          ----          ----          ----           ----          ----
   Operating Revenues ............... $ 5,664       $ 5,639       $ 6,551       $ 7,946        $14,736       $17,252

   Net Income (Loss)(a) ............. $   543       $  (139)      $   754       $   660        $   740       $   879

   Basic Earnings (Loss)
     per share ...................... $  2.40      $  (0.61)     $   3.35      $   2.86       $   2.79      $   3.14

   Diluted Earnings (Loss)
     per share ...................... $  2.40      $  (0.61)     $   3.35      $   2.85       $   2.79      $   3.14

   Average shares of
     common stock
     outstanding ....................     226           226           225           231            255           280

Ratio of Earnings to Fixed
   Charges and Ratio of
   Earnings to Combined
   Fixed Charges and
   Preferred Dividends(a) ...........    1.88          0.72          2.18          2.14           1.84          1.82



-----------------------

(a) For the twelve months ended December 31, 1995, fixed charges exceeded earnings by $235 million. The twelve-month period ended December 31, 1995 was affected by the write-down in value of some nonperforming assets of TXU Corp's subsidiaries, including TXU Electric Company's partially completed Twin Oak and Forest Grove lignite-fueled facilities, the New Mexico coal reserves of a subsidiary, and several minor assets. The write-down amounted to $802 million on an after-tax basis.

                     CONSOLIDATED CAPITALIZATION OF TXU CORP

                    (MILLIONS OF DOLLARS, EXCEPT PERCENTAGES)



                                                                                               Adjusted(a)
                                                                Outstanding at           ---------------------
                                                              September 30, 1999         Amount        Percent
                                                              ------------------         ------        -------
Capitalization:

Long-term Debt,
  less amounts due currently.......................              $    17,562          $      17,602      64.4%

Preferred Stock of subsidiaries:

   Not subject to mandatory redemption.............                      190                    190

   Subject to mandatory redemption.................                       21                     21
                                                                 -----------          -------------

   Total Preferred Stock of subsidiaries...........                      211                    211       0.8

Mandatorily Redeemable Preferred Securities of Trusts
   Holding Solely Junior Subordinated Debentures of Obligors (b):

     TXU Corp obligated                                                  223                    373       1.4

     Subsidiary obligated                                                970                    970       3.5

Common Stock Equity................................                    8,167                  8,167       29.9
                                                                 -----------          -------------     ------

  Total Capitalization.............................              $    27,133          $      27,323     100.0%
                                                                 ===========          =============     =====


-----------------------

(a) To give effect to (1) the issuance of the Preferred Trust Securities, assuming no exercise by the Underwriters of their option to purchase additional Preferred Trust Securities to cover over-allotments, (2) a net increase in long-term debt of $336,000,000 at TXU Europe Limited and $24,000,000 at TXU Australia Holdings Limited Partnership, (3) the repurchase of $107,000,000 of subsidiaries' debts, and (4) the reclassification of $213,000,000 of long-term debt of subsidiaries into long-term debt due currently. Adjusted amounts do not reflect any possible future (1) sales from time to time by TXU Corp of shares of its common stock under its Direct Stock Purchase and Dividend Reinvestment Plan and under employee benefit plans, (2) sales by TXU Corp of up to $340 million of debt securities and up to an aggregate of $360 million of (a) debt securities, (b) shares of its preference stock, and (c) preferred securities of subsidiary trusts, (3) sales by TXU Electric Company of up to an additional $498,850,000 aggregate principal amount of its senior debt securities and $25,000,000 of its cumulative preferred stock and (4) sales by TXU Gas Company of up to an additional $600,000,000 aggregate principal amount of securities, for each of which registration statements are effective under Rule 415 of the Securities Act of 1933.

(b) The sole assets of those trusts consist of junior subordinated debentures of TXU Corp, TXU Electric Company or TXU Gas Company, as the case may be, in principal amounts, and having other payment terms, corresponding to the securities issued by the trusts.

                                 USE OF PROCEEDS

     The proceeds to be received by TXU Capital from the sale of the Preferred Trust Securities will be used to purchase the Junior Subordinated Debentures of TXU Corp. TXU Corp intends to use those proceeds to repay short-term debt, including outstanding commercial paper, and for general corporate purposes. At September 30, 1999, TXU Corp had an aggregate of $1.8 billion of short-term debt and commercial paper outstanding, which had maturities of up to 181 days and bore interest at rates ranging from 5.36% to 6.22% per annum.

                SPECIFIC TERMS OF THE PREFERRED TRUST SECURITIES

     Specific terms of the Preferred Trust Securities are summarized below. This summary is not complete and should be read together with the DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES in the prospectus, where provisions of the Trust Agreement have been summarized.

     The form of Trust Agreement was filed as an exhibit to the registration statement, and you should read the Trust Agreement for provisions that may be important to you. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Preferred Trust Securities.

DISTRIBUTIONS

     Distributions on the Preferred Trust Securities will:

     o Be payable in U.S. dollars at 8.70% per annum of the liquidation amount, including interest payable on overdue distributions, on the basis of a 360-day year of twelve 30-day months;

     o Be cumulative and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 2000; and

     o    Originally accrue from, and include, the date they are issued.

     In the event that any distribution date is not a business day, payment will be made on the next business day, and no interest or other payment will result from the delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the last business day of the earlier year. A business day is any day that is not a Saturday, a Sunday, a day on which banks in The City of New York are authorized or required to remain closed, or a day on which the Corporate Trust Office of the Property Trustee or the Debenture Trustee is closed for business.

     The record date for distributions will be, for so long as the Preferred Trust Securities remain in book-entry only form, one business day prior to the relevant distribution date. In the event the Preferred Trust Securities are not in book-entry only form, the record date for distributions will be the fifteenth day prior to the relevant distribution date, whether or not it is a business day.

EXTENSION OF PAYMENT PERIODS

     So long as there is no default in the payment of interest on the Junior Subordinated Debentures, TXU Corp may delay interest payments on the Junior Subordinated Debentures for an extension period of up to 20 consecutive quarters. Distributions on the Preferred Trust Securities would not be paid during any extension period, but would accrue, with interest on unpaid distributions accruing at an annual rate of 8.70%, compounded quarterly. TXU Corp could not make specified payments on its other securities during an extension period. These payments are described under SPECIFIC TERMS OF THE JUNIOR SUBORDINATED DEBENTURES -"Extension of Payment Periods" in this prospectus supplement.

     Before the end of any extension period that is shorter than 20 consecutive quarters, TXU Corp could further extend the period, so long as the entire extension period would not exceed 20 consecutive quarters. No payments can be delayed beyond the maturity date of the Junior Subordinated Debentures. At the end of any extension period, if all amounts then due on the Junior Subordinated Debentures, including additional interest on unpaid interest, have been paid, TXU Corp could elect to begin a new extension period. See DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Interest" and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Option to Extend Interest Payment Period" in the prospectus.

REDEMPTION OF PREFERRED TRUST SECURITIES

     The Junior Subordinated Debentures will mature on December 31, 2034. TXU Corp has the right to redeem all or part of the Junior Subordinated Debentures at 100% of their principal amount plus accrued interest, on or after December 31, 2004. TXU Corp may also redeem the Junior Subordinated Debentures if there is a Tax Event, as described below.

     When Junior Subordinated Debentures mature or are redeemed, the Property Trustee will use the proceeds to redeem a like amount of TXU Capital's Preferred Trust Securities and Common Trust Securities. Holders will be sent notice 30 to 60 days ahead of a redemption.

RIGHT TO REDEEM UPON A TAX EVENT

     TXU Corp will have the right to redeem all, but not fewer than all, of the Junior Subordinated Debentures, at 100% of their principal amount, plus accrued interest, at any time within 90 days after a Tax Event happens if:

     o Tax counsel with appropriate experience gives TXU Corp an opinion that, if TXU Corp dissolved TXU Capital and distributed the Junior Subordinated Debentures to the holders of the Preferred Trust Securities, there would be more than an insubstantial risk that one of the adverse tax consequences described below would continue to exist; or

     o    The Junior Subordinated Debentures are not held by TXU Capital.

     A Tax Event happens when TXU Capital or TXU Corp has received an opinion of experienced tax counsel that, as a result of:

     o A change, or an announced prospective change, in, or a clarification of, the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

     o An administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation; or

     o Any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known;

which amendment, clarification, or change is effective or the administrative action is taken or judicial decision is issued on or after the date of issuance of the Preferred Trust Securities, there is more than an insubstantial risk that:

     o TXU Capital is, or will be, subject to United States federal income tax with respect to interest received on the Junior Subordinated Debentures;

     o Interest payable by TXU Corp on the Junior Subordinated Debentures is not, or will not be, fully deductible by TXU Corp for United States federal income tax purposes; or

     o TXU Capital is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Each of the circumstances described immediately above is referred to in this prospectus supplement as an adverse tax consequence.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

     At any time, TXU Corp may:

     o    Dissolve TXU Capital; and

     o Distribute Junior Subordinated Debentures to the holders of the Preferred Trust Securities.

     After that, the Preferred Trust Securities and the Common Trust Securities will no longer be outstanding. Certificates representing Preferred Trust Securities will then represent Junior Subordinated Debentures that:

     o Have a principal amount equal to the liquidation amount of the Preferred Trust Securities; and

     o Bear accrued and unpaid interest equal to any accrued and unpaid distributions on the Preferred Trust Securities.

     If TXU Corp distributes Junior Subordinated Debentures to holders of Preferred Trust Securities in a dissolution of TXU Capital, those Junior Subordinated Debentures will be issued in certificated form in denominations of $25 and integral multiples of $25. They may be transferred or exchanged at the offices of the Debenture Trustee described in DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in the prospectus.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Preferred Trust Securities will trade through DTC. The Preferred Trust Securities will be represented by a global certificate and registered in the name of Cede & Co., DTC's nominee.

     DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants' accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

     DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates before, on, or after January 1, 2000, may encounter "Year 2000 Problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that those systems, as the same relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete, and a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electric utility service providers, among others. DTC has informed the industry that it is contacting, and will continue to contact, third party vendors from which DTC acquires services to:
(1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation, and, as appropriate, testing, of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     DTC has established a Year 2000 Project Office and will provide information concerning DTC's Year 2000 compliance to persons requesting that information. The address is as follows: The Depository Trust Company, Year 2000 Project Office, 55 Water Street, New York, New York 10041. Telephone numbers for the DTC Year 2000 Project Office are (212) 855-8068 and (212) 855-8881. In addition, information concerning DTC's Year 2000 compliance can be obtained from its web site at the following address: www.dtc.org.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Purchases of Preferred Trust Securities within the DTC system must be made through participants, which will receive a credit for the Preferred Trust Securities on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Preferred Trust Securities. Beneficial owners will not receive certificates for their Preferred Trust Securities, unless use of the book-entry system for the Preferred Trust Securities is discontinued.

     To facilitate subsequent transfers, all the Preferred Trust Securities deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Trust Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Preferred Trust Securities. DTC's records reflect only the identity of the participants to whose accounts such Preferred Trust Securities are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to participants, and by participants to indirect participants and beneficial owners, will be governed by arrangements among them.

     Redemption notices will be sent to Cede & Co. If less than all of the Preferred Trust Securities are being redeemed, DTC's practice is to determine by lot the liquidation amount of each participant to be redeemed.

     Although voting with respect to the Preferred Trust Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Trust Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to TXU Capital as soon as possible after the record date. The Omnibus Proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Preferred Trust Securities are credited on the record date. TXU Corp and TXU Capital believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in TXU Capital.

     Distribution payments on the Preferred Trust Securities will be made to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, TXU Capital or TXU Corp. Payment of distributions to DTC is the responsibility of TXU Capital. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

     Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of Preferred Trust Securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Preferred Trust Securities.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Trust Securities at any time by giving reasonable notice to TXU Capital. In the event no successor securities depositary is obtained, Preferred Trust Securities certificates will be printed and delivered. If the Administrative Trustees and TXU Corp decide to discontinue use of the DTC system of book-entry transfers, certificates for the Preferred Trust Securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that TXU Corp and TXU Capital believe to be reliable, but neither TXU Corp nor TXU Capital takes responsibility for the accuracy of this information.

              SPECIFIC TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

     Specific terms of the Junior Subordinated Debentures are summarized below. This summary is not complete and should be read together with the DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in the prospectus, where provisions of the Subordinated Indenture have been summarized.

     The form of the Subordinated Indenture was filed as an exhibit to the registration statement, and you should read the Subordinated Indenture for provisions that may be important to you. The Subordinated Indenture is qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Junior Subordinated Debentures.

INTEREST

     Interest on the Junior Subordinated Debentures will:

     o Be payable in U.S. dollars at 8.70% per annum, including interest payable on overdue interest, on the basis of a 360-day year of twelve 30-day months;

     o Be cumulative and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2000; and

     o    Originally accrue from, and include, the date they are issued.

     If any payment date is not a business day, payment will be made on the next following business day, and no interest or other payment will result from the delay.

     For so long as the Preferred Trust Securities or Junior Subordinated Debentures distributed to holders of Preferred Trust Securities remain in book-entry only form, the record date for interest will be one business day prior to the scheduled distribution or interest payment date. For any of the securities not in book-entry only form, the record date for distributions will be the fifteenth day before the scheduled distribution or interest payment date, whether or not it is a business day.

EXTENSION OF PAYMENT PERIODS

     So long as there is no default in the payment of interest on the Junior Subordinated Debentures, TXU Corp may delay interest payments on the Junior Subordinated Debentures for an extension period of up to 20 consecutive quarters. During this period, the interest on the Junior Subordinated Debentures will still accrue at a per annum rate of 8.70%. In addition, interest on the unpaid interest will accrue at an annual rate of 8.70%, compounded quarterly. Distributions on the Preferred Trust Securities would not be paid during any extension period with respect to the Junior Subordinated Debentures, but would accumulate at the per annum rate of 8.70%. In addition, interest on unpaid distributions will accrue at an annual rate of 8.70%, compounded quarterly.

     Before the end of any extension period that is shorter than 20 consecutive quarters, TXU Corp could further extend the period, so long as the entire extension period would not exceed 20 consecutive quarters. No payments can be delayed beyond the maturity date of the Junior Subordinated Debentures. At the end of any extension period, if all amounts then due on the Junior Subordinated Debentures, including additional interest on unpaid interest, have been paid, TXU Corp could elect to begin a new extension period. See DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Interest" and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Option to Extend Interest Payment Period" in the prospectus.

     If TXU Corp delays payment or is in default with respect to payments on the Junior Subordinated Debentures or under the Guarantee, TXU Corp may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp;

     o Redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with, or subordinated to, the Junior Subordinated Debentures; or

     o    Make any guarantee payments with respect to any of the above.

However, scheduled payments with respect to all indebtedness, including indebtedness that is equal in right of payment or subordinated to the Junior Subordinated Debentures, could continue to be paid.

     Any extension of the payment period for interest on the Junior Subordinated Debentures, or on any other securities issued under the Subordinated Indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on Preferred Trust Securities and Common Trust Securities and all other securities with terms substantially the same as Preferred Trust Securities and Common Trust Securities. TXU Corp will give TXU Capital and the Debenture Trustee notice of its election of an extension period before the earlier of:

     o One business day before the record date for the scheduled distribution; and

     o The date TXU Corp is required to give notice of an extension period to the NYSE.

TXU Corp will cause TXU Capital to send notice of that election to the holders of Preferred Trust Securities.

TXU CORP MAY SHORTEN MATURITY OF JUNIOR SUBORDINATED DEBENTURES

     If a Tax Event results in the non-deductibility of interest payments on the Junior Subordinated Debentures, TXU Corp may shorten the stated maturity of the Junior Subordinated Debentures to as early as December 13, 2014, instead of redeeming the Junior Subordinated Debentures. This would cause a mandatory redemption of the Preferred Trust Securities on the new maturity date.

ASSIGNMENT OF OBLIGATIONS OF TXU CORP

     TXU Corp may assign its obligations under the Junior Subordinated Debentures and the Subordinated Indenture to a wholly-owned subsidiary, provided that there is no continuing Event of Default or event which with the passage of time or the giving of required notice, or both, would become an Event of Default.

     If TXU Corp exercises its right to assign its obligations under the Junior Subordinated Debentures and the Subordinated Indenture to a subsidiary, TXU Corp must fully and unconditionally guarantee all payments under the assigned obligations. TXU Corp has agreed that even if it has assigned its obligations to a subsidiary, TXU Corp will not make specified payments on its other securities if the subsidiary to which the obligations have been assigned extends the interest payment period on the Junior Subordinated Debentures. See DESCRIPTION

OF THE JUNIOR SUBORDINATED DEBENTURES -- "Option to Extend Interest Payment Period" in the prospectus for a detailed description of the kinds of payments TXU Corp will not be able to make during any extension of an interest payment period. These restrictions will not apply to the subsidiary to which TXU Corp has assigned its obligations.

     If TXU Corp assigns its obligations under the Junior Subordinated Debentures and the Subordinated Indenture to a subsidiary, the guarantee of assigned obligations will provide that if there is an Event of Default and the holders are prevented by applicable law from exercising their rights to accelerate the maturity of the securities, to collect interest on the securities, or to enforce any other right or remedy with respect to the securities, TXU Corp will pay, upon demand, the amount that would otherwise have been due and payable had the exercise of such rights and remedies been permissible.

     If TXU Corp assigns its obligations under the Subordinated Indenture to a foreign subsidiary, all payments made by the foreign subsidiary under the Junior Subordinated Debentures will be made without withholding or deduction for any foreign taxes or other foreign governmental charges, unless the withholding or deduction is required by law. If any withholding or deduction is made, the foreign subsidiary will pay to each holder of Junior Subordinated Debentures additional amounts as may be necessary so that the net amount received by each holder after the withholding or deduction equals the amount that the holder would have received in the absence of the withholding or deduction, after any additional taxes or other charges payable by the foreign subsidiary in respect of those additional amounts. However, these additional amounts will not be payable in the following situations:

     o To or for a holder who is liable for those foreign taxes or charges because of the holder's connection with the relevant jurisdiction, whether as a citizen, a resident or a national of the jurisdiction, or because the holder carries on a business or maintains a permanent establishment there or is physically present there;

     o To or for a holder who presents a security required to be presented for payment more than 30 days after the date on which payment first becomes due, unless that holder would have been entitled to those additional amounts by presenting the security during the 30 day period;

     o To or for a holder who presents a security, where presentation is required, at any place other than in The City of New York, unless TXU Corp does not provide a place for presentation within The City of New York; or

     o To or for a holder who is liable for the tax or charge because the holder failed to take appropriate and available steps to declare non-residence or request exemption from the relevant tax authority.

     No additional amounts will be payable with respect to any security if the beneficial owner would not have been entitled to that payment if that beneficial owner had been a holder.

     TXU Corp's guarantee of payments owed to the holders of Junior Subordinated Debentures that are assigned are intended to include any related additional amounts.

     IF TXU CORP ASSIGNS ITS OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBENTURES TO A SUBSIDIARY, THE JUNIOR SUBORDINATED DEBENTURES COULD BE TREATED AS HAVING BEEN EXCHANGED FOR NEW DEBENTURES IN A TAXABLE EXCHANGE. AS A RESULT, HOLDERS OF PREFERRED TRUST SECURITIES COULD RECOGNIZE GAIN OR LOSS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES EVEN THOUGH THEY RECEIVE NO CASH. IF TXU CORP ASSIGNS ITS OBLIGATIONS, HOLDERS OF PREFERRED TRUST SECURITIES COULD ALSO RECOGNIZE INCOME ON THE PREFERRED TRUST SECURITIES IN AMOUNTS, AT TIMES, AND IN A MANNER DIFFERENT FROM THE AMOUNTS, TIMES AND MANNER THAT WOULD HAVE APPLIED IF THE OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBENTURES HAD NOT BEEN ASSIGNED. INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN ASSIGNMENT BY TXU CORP OF ITS OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBENTURES.

REDEMPTION

     TXU Corp may redeem all or part of the Junior Subordinated Debentures on or after December 31, 2004, at any time. TXU Corp also may redeem, at 100% of their principal amount plus accrued interest, all, but not less than all of, the Junior Subordinated Debentures at any time within 90 days after there is a Tax Event. TXU Capital would use the proceeds of any redemption to redeem its Preferred Trust Securities and Common Trust Securities.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                   RELATING TO THE PREFERRED TRUST SECURITIES

     The following summary describes material United States federal income tax consequences of the ownership and disposition of Preferred Trust Securities as of the date of this prospectus supplement and represents the opinion of Thelen Reid & Priest LLP, counsel to TXU Corp and TXU Capital, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with Preferred Trust Securities held as capital assets within the meaning of ss.1221 of the Internal Revenue Code of 1986, or the Code, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, tax exempt entities, persons holding Preferred Trust Securities as a part of a hedging or conversion transaction or a straddle, United States holders (as defined in this prospectus supplement) whose "functional currency" is not the United States dollar, or persons who are not United States holders. In addition, this discussion does not address the tax consequences to persons who purchase Preferred Trust Securities other than in their initial issuance and distribution. Furthermore, the discussion below is based upon the provisions of the Code and Treasury regulations, administrative rulings and judicial decisions under the Code and those regulations as of the date of this prospectus supplement. Those authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

     PROSPECTIVE PURCHASERS OF PREFERRED TRUST SECURITIES, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS AND PERSONS WHO PURCHASE PREFERRED TRUST SECURITIES IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED TRUST SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

UNITED STATES HOLDERS

     As used in this prospectus supplement, a "United States holder" means a beneficial owner of a Preferred Trust Security that is:

     o    A citizen or resident of the United States;

     o A corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

     o An estate the income of which is subject to United States federal income taxation regardless of its source; or

     o A trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions.

CLASSIFICATION OF TXU CAPITAL

     Thelen Reid & Priest LLP is of the opinion that, under current law and assuming full compliance with the terms of the Subordinated Indenture and the instruments establishing TXU Capital and other documents, TXU Capital will be classified as a "grantor trust" for United States federal income tax purposes and will not be classified as an association taxable as a corporation. Each United States holder will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Investors should be aware that the opinion of Thelen Reid & Priest LLP is not binding on the Internal Revenue Service or the courts.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

     Based on the advice of Thelen Reid & Priest LLP, TXU Corp believes and intends to take the position that the Junior Subordinated Debentures will constitute indebtedness for United States federal income tax purposes. No assurance can be given that this position will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. By purchasing and accepting Preferred Trust Securities, each United States holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Preferred Trust Securities as evidence of an indirect beneficial ownership in the Junior Subordinated Debentures. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified as indebtedness of TXU Corp for United States federal income tax purposes.

PAYMENTS OF INTEREST

     Except as described below, stated interest on a Junior Subordinated Debenture will generally be taxable to a United States holder as ordinary income at the time it is paid or accrued in accordance with the United States holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

     Under applicable Treasury regulations, TXU Corp believes that the Junior Subordinated Debentures will not be treated as issued with OID. It should be noted that these regulations have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service. Accordingly, it is possible that the Internal Revenue Service could take a position contrary to the interpretation described in this prospectus supplement.

     Under the Subordinated Indenture, TXU Corp has the right to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each extension period. If TXU Corp exercises its rights to defer payments of interest, the Junior Subordinated Debentures would at that time be treated as reissued with OID for so long as they remained outstanding. A United States holder would be required to include OID in income on an economic accrual basis, although TXU Corp will not make any interest payments during that period on the Junior Subordinated Debentures. As a result, all United States holders would be required to accrue interest income even if they used a cash method of accounting.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF TXU
CAPITAL

     The Junior Subordinated Debentures may be distributed to United States holders in exchange for the Preferred Trust Securities upon liquidation of TXU Capital. Unless the liquidation of TXU Capital occurs as a result of TXU Capital being subject to United States federal income tax with respect to interest on the Junior Subordinated Debentures, for United States federal income tax purposes, the distribution would be treated as a non-taxable event to each United States holder, and each United States holder would receive an aggregate tax basis in the Junior Subordinated Debentures equal to the holder's aggregate tax basis in its Preferred Trust Securities. A United States holder's holding period for the Junior Subordinated Debentures received would include the period during which the holder held the Preferred Trust Securities. If, however, the liquidation of TXU Capital were to occur because TXU Capital was subject to United States federal income tax with respect to interest on the Junior Subordinated Debentures, the distribution of the Junior Subordinated Debentures to a United States holder by TXU Capital would likely be a taxable event to the holder, and the holder would recognize gain or loss as if the holder had exchanged its Preferred Trust Securities for Junior Subordinated Debentures in a taxable exchange. See "Sale, Exchange and Redemption of the Preferred Trust Securities."

     In specific situations, the Junior Subordinated Debentures may be redeemed for cash and the proceeds of the redemption distributed to holders of Preferred Trust Securities in redemption of the Preferred Trust Securities. The redemption would, for United States federal income tax purposes, constitute a taxable disposition of the Preferred Trust Securities, and a holder would recognize gain or loss as if the holder had sold such redeemed Preferred Trust Securities. See "Sale, Exchange and Redemption of the Preferred Trust Securities."

SALE, EXCHANGE AND REDEMPTION OF THE PREFERRED TRUST SECURITIES

     Upon the sale, exchange or redemption of Preferred Trust Securities, a United States holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or redemption, except for amounts attributable to accrued and unpaid interest, and the holder's adjusted tax basis in the Preferred Trust Securities. A holder's adjusted tax basis in the Preferred Trust Securities will generally equal the amount paid for the Preferred Trust Securities, increased by any OID included in income and decreased by any subsequent distributions on the Preferred Trust Securities. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or redemption, the Preferred Trust Securities have been held for more than one year. Generally, for non-corporate United States holders, net long-term capital gains are subject to United States federal income tax at a maximum rate of 20%. Under current law, deductibility of capital losses is subject to limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Subject to the qualification discussed below, income on the Preferred Trust Securities will be reported to United States holders on Forms 1099, which should be mailed to holders by January 31 following each calendar year.

     If required by law, TXU Capital will report annually to the holders of record of the Preferred Trust Securities the interest income paid or OID accrued during the year with respect to the Junior Subordinated Debentures. TXU Capital currently intends to report that information on Form 1099 prior to January 31 following each calendar year. Under current law, holders of record of Preferred Trust Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to TXU Capital. TXU Capital, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Trust Securities who hold their Preferred Trust Securities through nominee holders will typically receive Forms 1099 reflecting the income on their Preferred Trust Securities from the nominee holders rather than from TXU Capital.

      Payments made in respect of, and proceeds from the sale of, Preferred Trust Securities (or Junior Subordinated Debentures distributed to holders of Preferred Trust Securities) may be subject to "backup" withholding tax of 31% if the holder fails to comply with specified identification requirements, or has previously failed to report in full dividend and interest income, or does not otherwise establish its entitlement to an exemption. Any withheld amounts will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this prospectus supplement, each of the Underwriters named below has severally agreed to purchase, and TXU Capital has agreed to sell to each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Salomon Smith Barney Inc. are acting as the representatives, severally, the number of Preferred Trust Securities listed opposite its name below:


                                                                                                      NUMBER OF
                                                                                                      PREFERRED
             UNDERWRITER                                                                       TRUST SECURITIES
             -----------                                                                       ----------------

Merrill Lynch, Pierce, Fenner & Smith
             Incorporated....................................................................           968,000
Lehman Brothers Inc..........................................................................           968,000
Morgan Stanley & Co. Incorporated............................................................           968,000


                                      S-20




PaineWebber Incorporated.....................................................................           968,000
Salomon Smith Barney Inc.....................................................................           968,000
ABN AMRO Incorporated........................................................................            40,000
Robert W. Baird & Co. Incorporated...........................................................            40,000
Banc of America Securities LLC...............................................................            40,000
Bear, Stearns & Co. Inc......................................................................            40,000
J.C. Bradford & Co...........................................................................            40,000
CIBC World Markets Corp......................................................................            40,000
Dain Rauscher Incorporated...................................................................            40,000
Deutsche Bank Securities Inc.................................................................            40,000
Doley Securities, Inc........................................................................            40,000
Donaldson, Lufkin & Jenrette Securities Corporation..........................................            40,000
A.G. Edwards & Sons, Inc.....................................................................            40,000
Fahnestock & Co. Inc.........................................................................            40,000
First Union Securities, Inc..................................................................            40,000
Fleet Securities, Inc........................................................................            40,000
Goldman, Sachs & Co..........................................................................            40,000
Gruntal & Co., L.L.C.........................................................................            40,000
Legg Mason Wood Walker, Incorporated.........................................................            40,000
McDonald Investments Inc., A KeyCorp Company.................................................            40,000
Muriel Siebert & Co., Inc....................................................................            40,000
OLDE Discount Corporation....................................................................            40,000
Pryor, McClendon, Counts & Co., Inc..........................................................            40,000
Raymond James & Associates, Inc..............................................................            40,000
The Robinson-Humphrey Company, LLC...........................................................            40,000
SG Cowen Securities Corporation..............................................................            40,000
TD Securities (USA) Inc......................................................................            40,000
Tucker Anthony Incorporated..................................................................            40,000
U.S. Bancorp Piper Jaffray Inc...............................................................            40,000
Utendahl Capital Partners, L.P...............................................................            40,000
Warburg Dillon Read LLC......................................................................            40,000
                                                                                                      ---------
             Total...................................................................                 6,000,000
                                                                                                      =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Preferred Trust Securities are subject to the approval of specified legal matters by their counsel and to other conditions. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions described in the Underwriting Agreement, to purchase all the Preferred Trust Securities offered in this issuance if any of the Preferred Trust Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in some circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Underwriters initially propose to offer part of the Preferred Trust Securities directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and all or part to dealers at a price that represents a concession not in excess of $.50 per Preferred Trust Security under the public offering price. Any Underwriter may allow, and the dealers may reallow, a concession not in excess of $.48 per Preferred Trust Security to other Underwriters or to other dealers. After the initial offering of the Preferred Trust Securities, the offering price and other selling terms may from time to time be varied by the Underwriters named on the cover page of this prospectus supplement.

     Because the proceeds of the sale of the Preferred Trust Securities will ultimately be used to purchase the Junior Subordinated Debentures of TXU Corp, the Underwriting Agreement provides that TXU Corp will pay to the Underwriters as compensation for their services $.7875 per Preferred Trust Security, or $4,725,000 in the aggregate.

     TXU Corp and TXU Capital have agreed that, without the prior written consent of the representatives, on behalf of the Underwriters, they will not, during the period between the date of this prospectus supplement and the delivery of the Preferred Trust Securities, directly or indirectly, publicly issue, sell, offer or contract to sell, in the market in which the Preferred

Trust Securities are being offered and sold, any securities of TXU Corp or any of its subsidiaries or of TXU Capital which are of the same class as the Preferred Trust Securities.

     Prior to this offering, there has been no market for the Preferred Trust Securities. TXU Capital plans to list the Preferred Trust Securities on the New York Stock Exchange, and trading of the Preferred Trust Securities on the New York Stock Exchange is expected to begin within a 30-day period after the Preferred Trust Securities are first issued. The Underwriters have advised TXU Corp that they intend to make a market in the Preferred Trust Securities prior to the commencement of trading on the New York Stock Exchange but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Preferred Trust Securities.

     In order to facilitate the offering of the Preferred Trust Securities, the Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Preferred Trust Securities. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Preferred Trust Securities for their own account. In addition, to cover over-allotments or to stabilize the price of the Preferred Trust Securities, the Underwriters may bid for, and purchase, the Preferred Trust Securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Preferred Trust Securities in the offering, if the syndicate repurchases previously distributed Preferred Trust Securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the Preferred Trust Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

      TXU Corp and TXU Capital have granted to the Underwriters an option, exercisable for 30 days following the date of this prospectus supplement, to purchase additional Preferred Trust Securities from TXU Capital in an amount up to 10% of the total initial Preferred Trust Securities listed above at the public offering price listed on the cover page of this prospectus supplement. TXU Corp will pay to the Underwriters a commission of $.7875 per additional Preferred Trust Security purchased. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Preferred Trust Securities. To the extent the option is exercised, each Underwriter has agreed to purchase approximately the same percentage of Preferred Trust Securities that the number listed opposite their names in the table above bears to the total number of Preferred Trust Securities initially offered.

      TXU Corp and TXU Capital have agreed to indemnify the Underwriters against, or contribute to payments the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

      Some of the Underwriters engage in transactions with, and from time to time have performed services for, TXU Corp and its subsidiaries in the ordinary course of business.

PROSPECTUS

                                  $850,000,000
                                AGGREGATE AMOUNT
                                 ---------------

                             TEXAS UTILITIES COMPANY
                          (DOING BUSINESS AS TXU CORP)

                                PREFERENCE STOCK
                                       AND
                                 DEBT SECURITIES
                                  -------------

                                 TXU CAPITAL II
                                 TXU CAPITAL III
                                 TXU CAPITAL IV

                           PREFERRED TRUST SECURITIES

                   FULLY AND UNCONDITIONALLY GUARANTEED AS SET
                                 FORTH HEREIN BY

                                    TXU CORP

              -----------------------------------------------------

               We will provide specific terms of these securities,
               their offering prices and how they will be offered
                       in supplements to this prospectus.
          You should read this prospectus and any supplement carefully before you invest.

              -----------------------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated June 9, 1999.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, over the next two years, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $850,000,000. This amount includes $340,000,000 of Debt Securities registered under earlier registration statements. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     Texas Utilities Company, a Texas corporation doing business as TXU Corp, was formed in 1997 as a holding company. TXU Corp owns all of the outstanding common stock of its predecessor company, Texas Energy Industries, Inc. now doing business as TXU Energy Industries Company. Texas Utilities Company files annual, quarterly and special reports, proxy statements and other information with the SEC under File No. 1-12833. Before TXU Corp began filing quarterly and annual reports with the SEC, TXU Energy Industries Company filed those reports under its old name, Texas Utilities Company, File No. 1-3591. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities described in this prospectus.

o Texas Utilities Company's Annual Report on Form 10-K for the year ended December 31, 1998 (1998 10-K).

o Texas Utilities Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     You may request a copy of these filings at no cost, by writing or contacting Texas Utilities Company, now doing business as TXU Corp, at the following address: Secretary, TXU Corp, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number (214) 812-4600.

                                    TXU CORP

     TXU Corp is a holding company engaged through various subsidiary companies primarily in providing energy and other related services, both domestically and internationally. Its principal direct and indirect subsidiaries are:

     Texas Utilities Electric Company, doing business as TXU Electric Company, an operating electric utility company engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western parts of Texas.

     ENSERCH Corporation, doing business as TXU Gas Company, an integrated company focused on natural gas. Its major business operations are gathering, processing, transmission and distribution of natural gas and the marketing of natural gas and electricity. It operates primarily in the north central, eastern and western parts of Texas and engages in the wholesale and retail marketing of natural gas and electricity in several areas of the United States.

     Eastern Group plc, which includes Eastern Electricity plc, the largest supplier (retailer) and distributor of electricity in England and Wales. Eastern Group companies also include one of the largest generators of electricity and one of the largest retail suppliers of natural gas in the United Kingdom.

Other subsidiaries include:

     TU Australia Holding L.P. Its principal operating subsidiaries include Eastern Energy Limited, which is engaged in the purchase, distribution, marketing and sale of electric energy in the State of Victoria, Australia, and Westar and Kinetik Energy, gas retail and distribution businesses.

     Lufkin-Conroe Communications Co., doing business as TXU Communications Company, an independent local exchange carrier providing regulated telephone service through access lines in southeast Texas. It also provides access services to a number of interexchange carriers who provide long distance services.

     Other wholly owned subsidiaries which perform specialized functions within the TXU Corp system.

     TXU Corp's principal place of business is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

               TXU CAPITAL II, TXU CAPITAL III AND TXU CAPITAL IV

     TXU Capital II, TXU Capital III and TXU Capital IV are identical Delaware business trusts and each will be described in this prospectus as TXU Capital. TXU Capital was created pursuant to a Trust Agreement among TXU Corp, The Bank of New York as the Property Trustee and The Bank of New York (Delaware) as the Delaware Trustee and an employee of TXU Corp as Administrative Trustee. The Trust Agreement will be amended and restated substantially in the form filed as an exhibit to the registration statement. TXU Capital exists only to issue its Preferred Trust Securities and Common Trust Securities and to hold the Junior Subordinated Debentures of TXU Corp as trust assets. All of the Common Trust Securities will be owned by TXU Corp. The Common Trust Securities will represent at least 3% of the total capital of TXU Capital. Payments will be made on the Common Trust Securities pro rata with the Preferred Trust Securities, except that the Common Trust Securities' right to payment will be subordinated to the rights of the Preferred Trust Securities if there is a default under the Trust Agreement. TXU Capital has a term of approximately 40 years, but may dissolve earlier as provided in the Trust Agreement. TXU Capital's business and affairs will be conducted by its Administrative Trustees. The office of the Delaware Trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of TXU Capital is c/o TXU Corp, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

                                 USE OF PROCEEDS

     Unless otherwise set forth in a prospectus supplement, the net proceeds from the offering of the securities will be used for general corporate purposes of TXU Corp, which may include the repayment of short-term indebtedness.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
       RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends for TXU Corp for each of the years ended December 31, 1994 through 1998 and for the twelve months ended March 31, 1999 were, in each case, 1.88, 0.72, 2.18, 2.14, 1.84 and 1.79, respectively. For the year ended December 31, 1995, fixed charges exceeded earnings by $235 million. The year ended December 31, 1995 was affected by the write-down in value of some of the nonperforming assets of TXU Corp's subsidiaries, including TXU Electric Company's partially completed Twin Oak and Forest Grove lignite-fueled facilities and the New Mexico coal reserves of a subsidiary, as well as several minor assets. That write-down, on an after-tax basis, amounted to $802 million.

                    DESCRIPTION OF TXU CORP PREFERENCE STOCK

     TXU Corp is authorized to issue 50,000,000 shares of Preference Stock, $25 par value, none of which is outstanding.

     TXU Corp has adopted a share rights plan pursuant to which shareholders were given rights to purchase TXU Corp's Series A Preference Stock. These rights have certain anti-takeover effects. Unless and until certain events occur, these rights are not exercisable and trade with shares of the common stock.

     Because TXU Corp is a holding company that conducts all of its operations through subsidiaries, holders of Preference Stock will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of TXU Corp as well as to all holders of debt of TXU Corp. All these subsidiaries have outstanding indebtedness, and ENSERCH Corporation and Texas Utilities Electric Company have outstanding shares of preferred stock.

     The Texas Business Corporation Act and the Restated Articles of Incorporation and Bylaws of TXU Corp determine the rights and privileges of holders of Preference Stock. The information below is a summary of those terms. For a fuller understanding of those terms, you should read the corporate documents, which have been filed with the SEC, and the Texas corporate law.

     TXU Corp may issue one or more series of Preference Stock without the approval of its shareholders. The Preference Stock of all series will rank equally as to dividends and distributions upon liquidation or dissolution of TXU Corp.

     Some terms of a series may differ from those of another series. A prospectus supplement will describe those different terms. They will also be described in a Statement of Resolution Establishing a Series of Preference Stock. That document also will be filed in Texas and with the SEC, and you should read it for a full understanding of any special terms of a series. These terms will include any of the following that apply to that series:

     o    The title of that series of Preference Stock;

     o    The number of shares in the series;

     o The dividend rate or how such rate will be determined and the dividend payment dates for the series of Preference Stock;

     o    Whether the series will be listed on a national exchange;

     o The date or dates on which the series of Preference Stock may be redeemed at the option of TXU Corp and any restrictions on such redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp to repurchase, redeem or retire the series of Preference Stock;

     o The amount payable on the series of Preference Stock in case of the liquidation, dissolution or winding up of TXU Corp and any additional amount, or method of determining such amount, payable in case any such event is voluntary; and

     o Any rights to convert the shares of that series of Preference Stock into shares of another series or into shares of any other class of capital stock.

     Shares of Preference Stock issued by TXU Corp will be fully paid and non-assessable.

     TXU Corp must first pay all dividends due on Preference Stock before it pays dividends to holders of its common stock. Upon any dissolution or liquidation of TXU Corp, amounts due to holders of Preference Stock will be paid before any distribution of assets to holders of common stock.

     TXU Corp has issued junior subordinated debentures in connection with preferred trust securities previously issued by a subsidiary, TXU Capital I. TXU Corp has a right, from time to time, to delay interest payments for those junior subordinated debentures for up to 20 consecutive quarters. TXU Corp may issue, from time to time, additional junior subordinated debentures in connection with the Preferred Trust Securities described in this prospectus. TXU Corp may have a similar right to delay interest payments for those additional junior subordinated debentures. If TXU Corp exercises any right to delay an interest payment, it would not be able to pay dividends on its common stock or Preference Stock during the extension period. For a further description of TXU Corp's rights to delay payment, read DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in this prospectus.

     The holders of Preference Stock have voting rights only in the following circumstances:

     o If dividends have not been paid for four full quarters, holders of Preference Stock may elect one-third of TXU Corp's Board of Directors or two directors, whichever is greater;

     o If dividends have not been paid for eight full quarters, holders of Preference Stock may elect a majority of TXU Corp's full Board of Directors;

     o TXU Corp needs the approval of the holders of two-thirds of the outstanding shares of the Preference Stock in order to make the following changes in its capital structure:

          - Authorizing a new class of stock that ranks senior to the Preference Stock as to dividends or liquidation rights or any security that could be converted into or exercised to acquire any new senior class of stock, and

          - Materially altering the Restated Articles of Incorporation in such a way as to change the terms of the Preference Stock, unless the change does not affect every series of Preference Stock, in which case holders of only those series affected may vote.

TXU Corp will notify holders of Preference Stock of any meeting at which they may vote. Shares of Preference Stock will have no preemptive rights.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be TXU Corp's direct unsecured general obligations. The Debt Securities will be senior debt securities. The Debt Securities will be issued under one or more separate indentures between TXU Corp and The Bank of New York as Trustee under each indenture.

     Selected provisions of each indenture are summarized below. This summary is not complete and should be read together with the prospectus supplement describing specific terms of the Debt Securities. The form of the indenture was filed with the SEC and you should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939, as amended. You should refer to the Trust Indenture Act for provisions that apply to the Debt Securities. Whenever particular provisions or defined terms in the indenture are referred to under this DESCRIPTION OF DEBT SECURITIES, those provisions or defined terms are incorporated by reference herein.

     The Debt Securities will rank equally with all of TXU Corp's other senior and unsubordinated debt.

     Because TXU Corp is a holding company that conducts all of its operations through subsidiaries, holders of Debt Securities will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and ENSERCH Corporation and Texas Utilities Electric Company have outstanding shares of preferred stock.

     A prospectus supplement and an officer's certificate relating to any series of Debt Securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

     o    The title of the Debt Securities;

     o    The total principal amount of the Debt Securities;

     o The dates on which the principal of the Debt Securities will be payable and how it will be paid;

     o The interest rate or rates which the Debt Securities will bear, or how the rate or rates will be determined, the interest payment dates for the Debt Securities and the regular record dates for interest payments;

     o    Any right to delay the interest payments for the Debt Securities;

     o The percentage, if less than 100%, of the principal amount of the Debt Securities that will be payable if the maturity of the Debt Securities is accelerated;

     o Any date or dates on which the Debt Securities may be redeemed at the option of TXU Corp and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp to repurchase or otherwise redeem the Debt Securities;

     o Any changes or additions to the Events of Default under the indenture or changes or additions to the covenants of TXU Corp under the indenture;

     o If the Debt Securities will be issued in denominations other than $1,000;

     o If payments on the Debt Securities may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another person to assume the obligations of TXU Corp with respect to the Debt Securities;

     o Any collateral, security, assurance or guarantee for the Debt Securities; and

     o Any other terms of the Debt Securities not inconsistent with the terms of the indenture.

     The indenture does not limit the principal amount of Debt Securities that TXU Corp may issue.

     TXU Corp may sell Debt Securities at a discount below their principal amount. United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any Debt Securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the indenture will not afford holders of Debt Securities protection in the event of a highly-leveraged transaction involving TXU Corp.

     PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each Debt Security payable on each Interest Payment Date will be paid to the person in whose name that Debt Security is registered as of the close of business on the regular record date for the Interest Payment Date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Debt Security, the defaulted interest may be paid to the holder of such Debt Security as of the close of business on a date between 10 and 15 days prior to the date proposed by TXU Corp for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that Debt Security may be listed, if the Trustee finds it workable.

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the Debt Securities at maturity will be payable upon presentation of the Debt Securities at the corporate trust office of The Bank of New York, in The City of New York, as Paying Agent for TXU Corp. TXU Corp may change the place of payment on the Debt Securities, may appoint one or more additional Paying Agents (including TXU Corp) and may remove any Paying Agent, all at the discretion of TXU Corp.

     REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of Debt Securities may be registered, and Debt Securities may be exchanged for other Debt Securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of The Bank of New York in The City of New York. TXU Corp may change the place for registration of transfer and exchange of the Debt Securities and may designate additional places for registration and exchange. Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the Debt Securities. However, TXU Corp may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any Debt Security during the 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption except the unredeemed portion of any Debt Security being redeemed in part.

     DEFEASANCE

     TXU Corp will be discharged from its obligations on the Debt Securities of a particular series if it deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of Debt Securities.

     LIMITATION ON LIENS

     The indenture provides that, except as otherwise specified with respect to a particular series of Debt Securities, TXU Corp will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter owned by TXU Corp, to secure any Indebtedness, as defined below, without also securing the outstanding Debt Securities, and all other Indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

     This restriction does not apply to, or prevent the creation or any extension, renewal or refunding of:

     (1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time it is acquired by TXU Corp or within one year after that time to secure the purchase price for the capital stock;

     (2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time it is acquired by TXU Corp, whether or not the secured obligations are assumed by TXU Corp; or

     (3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

          (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

          (b) the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

          (c) so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     For purposes of the restriction described in the preceding paragraph, "Indebtedness" means:

     (1) all indebtedness created or assumed by TXU Corp for the repayment of money borrowed;

     (2) all indebtedness for money borrowed secured by a lien upon property owned by TXU Corp and upon which indebtedness for money borrowed TXU Corp customarily pays interest, although TXU Corp has not assumed or become liable for the payment of the indebtedness for money borrowed; and

     (3) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by TXU Corp or in effect guaranteed by TXU Corp through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of TXU Corp in respect of indebtedness for money borrowed or other obligations incurred by others.

     "Subsidiary" means a corporation in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by TXU Corp and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

     Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of a particular series of Debt Securities, TXU Corp may, without securing the Debt Securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by TXU Corp to secure any Indebtedness, which would otherwise be subject to the foregoing restriction, in an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization. For this purpose, "Consolidated Capitalization" means the sum of:

     (1)  Consolidated Shareholders' Equity;

     (2) Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of the Company and its Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

     (3) any preference or preferred stock of TXU Corp or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Shareholders' Equity" as used above means the total Assets of TXU Corp and its Consolidated Subsidiaries less all liabilities of TXU Corp and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

     (1) indebtedness secured by property of TXU Corp or any of its Consolidated Subsidiaries whether or not TXU Corp or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that TXU Corp or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of TXU Corp or the Consolidated Subsidiary on the balance sheet;

     (2)  deferred liabilities; and

     (3) indebtedness of TXU Corp or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of TXU Corp or such Consolidated Subsidiary.

     As used in this definition, "liabilities" includes preference or preferred stock of TXU Corp or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Subsidiary", as used above, means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of TXU Corp in its consolidated financial statements as of that date.

     The "Assets" of any person means the whole or any part of its business, property, assets, cash and receivables. The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of TXU Corp and its Consolidated Subsidiaries.

     As of December 31, 1998, the Consolidated Capitalization of TXU Corp was approximately $24.8 billion.

     For situations in which the limitation on liens will not apply, see "Assignment of Obligations" below.

     ASSIGNMENT OF OBLIGATIONS

     TXU Corp may assign its obligations under the Debt Securities and the indenture to a wholly-owned subsidiary, provided that no Event of Default, or event which with the passage of time or the giving of required notice, or both, would become an Event of Default, has occurred and is continuing. The subsidiary must assume in writing TXU Corp's payment obligations under the Debt Securities and under the indenture. TXU Corp must fully and unconditionally guarantee payment of the obligations of the assuming subsidiary under the Debt Securities and the indenture.

     If such an assignment is made, unless the terms of the assigned Debt Securities state otherwise, TXU Corp will be released and discharged from all its other obligations under the Debt Securities and the indenture. In that case, any covenants made by TXU Corp with respect to the Debt Securities would become solely covenants of, and would relate only to, the subsidiary. Unless the terms of the assigned Debt Securities state otherwise, there would be no limitation on liens on the capital stock of TXU Corp's subsidiaries.

     CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the indenture, TXU Corp may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp's obligations on all Debt Securities and under the indenture;

     o Immediately after giving effect to the transaction, no Event of Default or no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

     o TXU Corp shall have delivered to the Trustee an officer's certificate and an opinion of counsel as provided in the indenture.

     The terms of the indenture do not restrict TXU Corp in a merger in which TXU Corp is the surviving entity.

     EVENTS OF DEFAULT

     "Event of Default" when used in the indenture with respect to any series of Debt Securities, means any of the following:

     o Failure to pay interest on any Debt Security of that series for 30 days after it is due;

     o Failure to pay the principal of or any premium on any Debt Security of that series when due;

     o Failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of Debt Securities, that continues for 90 days after TXU Corp receives written notice from the Trustee, or TXU Corp and the Trustee receive a written notice from the holders of 33% in aggregate principal amount of the Debt Securities of that series;

     o Events in bankruptcy, insolvency or reorganization of TXU Corp specified in the indenture; or

     o Any other event of default included in any supplemental indenture or officer's certificate for a specific series of Debt Securities.

     An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the indenture. The Trustee may withhold notice to the holders of Debt Securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

     REMEDIES

     If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 33% in aggregate principal amount of all the Debt Securities of the series may declare the entire principal amount of all the Debt Securities of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding Debt Securities under the indenture, only the Trustee or holders of at least 33% in aggregate principal amount of all outstanding Debt Securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp has paid or deposited with the Trustee a sum sufficient to pay:

          (1)  all overdue interest on all Debt Securities of the series;

          (2) the principal of and premium, if any, on any Debt Securities of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4)  all amounts due to the Trustee under the indenture; and

     o Any other Event of Default with respect to the Debt Securities of that series has been cured or waived as provided in the indenture.

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an Event of Default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the Event of Default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

     No holder of Debt Securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

     o The holder has previously given to the Trustee written notice of a continuing Event of Default;

     o The holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an Event of Default shall have occurred and be continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

     o The Trustee has failed to institute any proceeding for 60 days after notice.

However, these limitations do not apply to a suit by a holder of a Debt Security for payment of the principal, premium, if any, or interest on the Debt Security on or after the applicable due date.

     TXU Corp will provide to the Trustee an annual statement by an appropriate officer as to TXU Corp's compliance with all conditions and covenants under the indenture.

     MODIFICATION AND WAIVER

     Without the consent of any holder of Debt Securities issued under an indenture, TXU Corp and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp in the indenture and in the Debt Securities;

     o To add additional covenants of TXU Corp or to surrender any right or power of TXU Corp under the indenture;

     o    To add additional Events of Default;

     o To change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of Debt Securities of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of Debt Securities of such series has been obtained in accordance with the indenture; or

          (2) when no Debt Securities of the affected series remain outstanding under the indenture;

     o    To provide collateral security for all but not part of the Debt
          Securities;

     o To establish the form or terms of Debt Securities of any other series as permitted by the indenture;

     o To provide for the authentication and delivery of bearer securities and coupons appertaining thereto;

     o To evidence and provide for the acceptance of appointment of a successor trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the Debt Securities of all or any series;

     o To change any place where principal, premium, if any, and interest shall be payable, Debt Securities may be surrendered for registration of transfer or exchange and notices to TXU Corp may be served; or

     o To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that the action does not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

     The holders of at least a majority in aggregate principal amount of the Debt Securities of all series then outstanding may waive compliance by TXU Corp with some restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of the series affected.

     If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Corp and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment.

     The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding Debt Securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o Modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Debt Securities of any series, without the consent of the holder of each outstanding Debt Security affected thereby.

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the holders of Debt Securities of one or more series, will not affect the rights under the indenture of the holders of the Debt Securities of any other series.

     The indenture provides that Debt Securities owned by TXU Corp or anyone else required to make payment on the Debt Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

     TXU Corp may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Corp shall have no obligation to do so. If TXU Corp fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Debt Securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same Debt Securities and the holder of every Debt Security issued upon the registration of transfer of or in exchange of these Debt Securities. A transferee will be bound by acts of the Trustee or TXU Corp in reliance thereon, whether or not notation of that action is made upon the Debt Security.

     RESIGNATION OF A TRUSTEE

     A Trustee may resign at any time by giving written notice to TXU Corp or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and TXU Corp. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by act of the holders, if TXU Corp has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture.

     NOTICES

     Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they may appear in the security register therefor.

     TITLE

     TXU Corp, the Trustee, and any agent of TXU Corp or the Trustee, may treat the person in whose name Debt Securities are registered as the absolute owner thereof, whether or not the Debt Securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

     GOVERNING LAW

     Each indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

     REGARDING THE TRUSTEE

     The Trustee will be The Bank of New York. In addition to acting as Trustee, The Bank of New York acts, and may act, as trustee under various indentures and trusts of TXU Corp and its affiliates.

    DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST
                                   SECURITIES

     TXU Capital will issue Preferred Trust Securities and Common Trust Securities under a Trust Agreement. The Preferred Trust Securities will represent preferred undivided beneficial interests in the assets of TXU Capital and will entitle holders thereof to a preference over the Common Trust Securities with respect to distributions and amounts payable on redemption or liquidation. Selected provisions of the Trust Agreement are summarized below. This summary is not complete and should be read together with the prospectus supplement describing the specific terms of the Preferred Trust Securities. The form of Trust Agreement was filed with the SEC and you should read the Trust Agreement for provisions that may be important to you. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Preferred Trust Securities. Wherever particular defined terms of the Trust Agreement are referred to, such defined terms are incorporated herein by reference.

     The Preferred Trust Securities and Common Trust Securities issued by TXU Capital will be substantially the same except that, if TXU Capital fails to make required payments, the rights of the holders of the Common Trust Securities to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the Preferred Trust Securities. If there is a continuing Event of Default under the Subordinated Indenture for Junior Subordinated Debentures, holders of the Common Trust Securities and the Preferred Trust Securities may both vote to appoint, remove or replace any of trustees of TXU Capital. All of the Common Trust Securities of TXU Capital will be owned by TXU Corp.

     TXU Corp will fully and unconditionally guarantee payments due on the Preferred Trust Securities through a combination of the following:

     o    TXU Corp's obligations under the Junior Subordinated Debentures;

     o The rights of holders of Preferred Trust Securities to enforce those obligations;

     o    TXU Corp's agreement to pay the expenses of TXU Capital; or

     o TXU Corp's guarantee of payments due on the Preferred Trust Securities to the extent of TXU Capital's assets.

     TXU Capital will use the proceeds from the sale of the Preferred Trust Securities and Common Trust Securities to purchase Junior Subordinated Debentures from TXU Corp. The Junior Subordinated Debentures will be held in trust for the benefit of holders of the Preferred Trust Securities and Common Trust Securities.

     A prospectus supplement relating to the Preferred Trust Securities will include specific terms of those securities and of the Junior Subordinated Debentures. For a description of some specific terms that will affect both the Preferred Trust Securities and the Junior Subordinated Debentures and your rights under each, see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES below.

     DISTRIBUTIONS

     The only income of TXU Capital available for distribution to the holders of Preferred Trust Securities will be payments on the Junior Subordinated Debentures. If TXU Corp does not make interest payments on the Junior Subordinated Debentures, TXU Capital will not have funds available to pay distributions on Preferred Trust Securities. The payment of distributions, if and to the extent TXU Capital has sufficient funds available for the payment of such distributions, is guaranteed by TXU Corp.

     So long as there is no default in the payment of interest on the Junior Subordinated Debentures, TXU Corp may extend the interest payment period from time to time on the Junior Subordinated Debentures for one or more periods. As a consequence, distributions on Preferred Trust Securities would be deferred during any such period. Interest would, however, continue to accrue. If TXU Corp extends the interest period or is in default under the Guarantee or with respect to payments on the Junior Subordinated Debentures, TXU Corp may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of Common Stock of TXU Corp;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the Junior Subordinated Debentures; or

     o    Make any guarantee payments with respect to any of the above.

     Any extension period with respect to payment of interest on the Junior Subordinated Debentures, or any extended interest payment period in respect of other securities issued under the Subordinated Indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on Preferred Trust Securities and Common Trust Securities and all other securities with terms substantially the same as Preferred Trust Securities and Common Trust Securities. Before an extension period ends, TXU Corp may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Junior Subordinated Debentures.

     REDEMPTION OF PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

     Whenever Junior Subordinated Debentures are repaid, whether at maturity or earlier redemption, the proceeds shall be applied to redeem a like amount of Preferred Trust Securities and Common Trust Securities. Holders of Junior Subordinated Debentures will be given not less than 30 nor more than 60 days' notice of any redemption.

     REDEMPTION PROCEDURES

     Preferred Trust Securities shall be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of Junior Subordinated Debentures. Redemptions of the Preferred Trust Securities shall be made on a redemption date only if TXU Capital has funds available for the payment of the redemption price plus accrued and unpaid distributions.

     Notice of redemption of Preferred Trust Securities will be irrevocable. On or before the redemption date, TXU Capital will irrevocably deposit with the paying agent for Preferred Trust Securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their Preferred Trust Securities. Distributions payable on or before a redemption date shall be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the Preferred Trust Securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the Preferred Trust Securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of Preferred Trust Securities is not a business day, then payment will be made on the next business day. No interest will be payable because of any such delay. If payment of Preferred Trust Securities called for redemption is improperly withheld or refused and not paid either by TXU Capital or by TXU Corp pursuant to the Guarantee, distributions on such Preferred Trust Securities will continue to accrue to the date of payment. That date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions.

     Subject to applicable law, including United States federal securities law, TXU Corp may purchase outstanding Preferred Trust Securities by tender, in the open market or by private agreement.

     If Preferred Trust Securities are partially redeemed on a redemption date, a corresponding percentage of the Common Trust Securities will be redeemed. The particular Preferred Trust Securities to be redeemed shall be selected not more than 60 days prior to the redemption date by the Property Trustee by such method as the Property Trustee shall deem fair, taking into account the denominations in which they were issued. The Property Trustee shall promptly notify the Preferred Trust Security registrar in writing of the Preferred Trust Securities selected for redemption and, where applicable, the partial amount to be redeemed.

     SUBORDINATION OF COMMON TRUST SECURITIES

     Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the Preferred Trust Securities and Common Trust Securities shall be made pro rata based on the liquidation preference amount. However, if on any distribution payment date or redemption date an event of default under the Trust Agreement has occurred and is continuing, no payment on any Common Trust Security shall be made until all payments due on the Preferred Trust Securities have been made. In that case, funds available to the Property Trustee shall first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions, of, Preferred Trust Securities then due and payable.

     If an event of default under the Trust Agreement results from an event of default under the Subordinated Indenture, the holder of Common Trust Securities cannot take action with respect to the Trust Agreement default until the effect of all defaults with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated. Until the event of default under the Trust Agreement with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of Preferred Trust Securities and not the holders of the Common Trust Securities. Only holders of Preferred Trust Securities will have the right to direct the Property Trustee to act on their behalf.

     LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     TXU Capital shall dissolve and shall be liquidated by the Property Trustee on the first to occur of:

     o    The expiration of the term of TXU Capital;

     o    The bankruptcy, dissolution or liquidation of TXU Corp;

     o    Redemption of all of the Preferred Trust Securities;

     o The entry of an order for dissolution of TXU Capital by a court of competent jurisdiction; and

     o    At any time, at the election of TXU Corp.

     If an early dissolution occurs because of bankruptcy, dissolution or liquidation of TXU Corp, if all the Preferred Trust Securities are redeemed, or if TXU Corp so elects, TXU Capital shall be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be appropriate. The Property Trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the Preferred Trust Securities and Common Trust Securities a proportionate amount of Junior Subordinated Debentures. If a distribution of Junior Subordinated Debentures is determined by the Property Trustee not to be practical, holders will be entitled to receive, out of the assets of TXU Capital after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the Preferred Trust Securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because TXU Capital has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by TXU Capital on the Preferred Trust Securities shall be paid on a pro rata basis. TXU Corp, as holder of the Common Trust Securities, will be entitled to receive distributions upon any dissolution pro rata with the holders of the Preferred Trust Securities, except that if an event of default has occurred and is continuing under the Trust Agreement, the Preferred Trust Securities will have a preference over the Common Trust Securities.

     EVENTS OF DEFAULT; NOTICE

     Any one of the following events will be an event of default under the Trust Agreement whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     o The occurrence of an Event of Default as described in the Subordinated Indenture;

     o Default by TXU Capital in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

     o Default by TXU Capital in the payment of any redemption price, plus accrued and unpaid distributions, of any Preferred Trust Security or Common Trust Security when it becomes due and payable;

     o Default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement which is not dealt with above, and the continuation of that default or breach for a period of 60 days after notice to TXU Capital by the holders of Preferred Trust Securities having at least 10% of the total liquidation preference amount of the outstanding Preferred Trust Securities; or

     o The occurrence of certain events of bankruptcy or insolvency with respect to TXU Capital.

     Within ninety business days after the occurrence of any event of default, the Property Trustee shall transmit to the holders of Preferred Trust Securities and Common Trust Securities and TXU Corp notice of any such default actually known to the Property Trustee, unless that default will have been cured or waived.

     A holder of Preferred Trust Securities may directly institute a proceeding to enforce payment when due directly to the holder of the Preferred Trust Securities of the principal of or interest on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation preference amount of the holder's Preferred Trust Securities. The holders of Preferred Trust Securities have no other rights to exercise directly any other remedies available to the holder of the Junior Subordinated Debentures unless the Trustees under the Trust Agreement fail to do so.

     Unless an Event of Default under the Subordinated Indenture has occurred and is continuing, the holder of the Common Trust Securities may remove the Property Trustee at any time. If an event of default has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding Preferred Trust Securities may remove the Property Trustee.

Any resignation or removal of the Property Trustee will take effect only on the acceptance of appointment by the successor Property Trustee.

     If a default has occurred under the Subordinated Indenture but has not become an event of default solely because of the requirement that time lapse or notice be given, the Preferred Trust Securities shall have a preference over the Common Trust Securities upon dissolution of TXU Capital.

     MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

     If the Property Trustee or the Delaware Trustee merge, consolidate with another entity, or if any entity succeeds to all or substantially all the corporate trust business of the Property Trustee or the Delaware Trustee, the successor or surviving company shall be the successor to the Property Trustee or the Delaware Trustee under the Trust Agreement, so long as it is otherwise qualified and eligible.

     VOTING RIGHTS

     Except with respect to amendments to the Trust Agreement and amendments and assignment of the Guarantee, the holders of Preferred Trust Securities will have no voting rights not otherwise required by law or the Trust Agreement.

     While Junior Subordinated Debentures are held by the Property Trustee, the Property Trustee will not:

     o Direct the time, method and place to conduct any proceeding for any remedy available to the Debenture Trustee, or to execute any trust or power conferred on the Debenture Trustee with respect to the Junior Subordinated Debentures;

     o    Waive any past default under the Subordinated Indenture;

     o Exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures will be due and payable; or

     o Consent to any amendment, modification or termination of the Subordinated Indenture or the Junior Subordinated Debentures, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of Preferred Trust Securities having at least 66 2/3% of the liquidation preference amount of the outstanding Preferred Trust Securities. Where a consent of each holder of Junior Subordinated Debentures affected is required, no consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Trust Securities. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of Preferred Trust Securities. If the Property Trustee fails to enforce its rights under the Junior Subordinated Debentures or the Trust Agreement, to the fullest extent permitted by law, a holder of the Preferred Trust Securities may institute a legal proceeding directly against TXU Corp to enforce the Property Trustee's rights under the Junior Subordinated Debentures or the Trust Agreement without first instituting any legal proceeding against the Property Trustee or any one else. The Property Trustee shall notify all holders of Preferred Trust Securities of any notice of default received from the Debenture Trustee. The Property Trustee shall not take any action approved by the consent of the holders without an opinion of counsel experienced in those matters to the effect that TXU Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of that action.

     Holders of Preferred Trust Securities may give any required approval at a meeting convened for such purpose or by written consent. The Administrative Trustees will give notice of any meeting at which holders of Preferred Trust Securities are entitled to vote.

     No vote or consent of the holders of Preferred Trust Securities will be required for TXU Capital to redeem and cancel Preferred Trust Securities in accordance with the Trust Agreement.

     Notwithstanding that holders of Preferred Trust Securities are entitled to vote or consent under any of the circumstances described above, any of Preferred Trust Securities that are owned by TXU Corp, any Trustee under the Trust Agreement or any affiliate of TXU Corp, shall be treated as if they were not outstanding for purposes of such vote or consent.

     Holders of Preferred Trust Securities will have no rights to appoint or remove the Administrative Trustees of TXU Capital, who may be appointed, removed or replaced solely by TXU Corp as the holder of the Common Trust Securities.

     AMENDMENTS

     The Trust Agreement may be amended from time to time by TXU Capital and TXU Corp, without the consent of any holders of Preferred Trust Securities and Common Trust Securities:

     o To cure any ambiguity, correct inconsistent provisions, make any other provisions with respect to matters or questions arising under the Trust Agreement that do not conflict with the other provisions of the Trust Agreement or any amendments of the Trust Agreement; or to change the name of the Trust; or

     o To modify, eliminate or add to any provisions of the Trust Agreement to the extent necessary to ensure that TXU Capital will not be classified for United States federal income tax purposes as an association taxable as a corporation at any time that any Preferred Trust Securities and Common Trust Securities are outstanding or to ensure TXU Capital's exemption from the status of an "investment company" under the Investment Company Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of Preferred Trust Securities and Common Trust Securities. Any of these amendments of the Trust Agreement shall become effective when notice of the amendment is given to the holders of Preferred Trust Securities and Common Trust Securities.

     Except as provided below, any provision of the Trust Agreement may be amended by the Trustees and TXU Corp with:

     o The consent of holders of Preferred Trust Securities and Common Trust Securities representing not less than a majority in aggregate liquidation preference amount of the Preferred Trust Securities and Common Trust Securities then outstanding; and

     o Receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with the amendment will not cause TXU Capital to be classified for federal income tax purposes as an association taxable as a corporation or affect TXU Capital's exemption from status of an "investment company" under the Investment Company Act.

     Each holder of Preferred Trust Securities or Common Trust Securities must have consented to any amendment to the Trust Agreement that:

     o Changes the amount or timing of any distribution with respect to Preferred Trust Securities or Common Trust Securities or otherwise adversely affects the amount of any distribution required to be made in respect of Preferred Trust Securities and Common Trust Securities as of a specified date; or

     o Restricts the right of a holder of Preferred Trust Securities and Common Trust Securities to institute suit for the enforcement of any such payment on or after that date.

     CO-TRUSTEES AND SEPARATE TRUSTEE

     If no event of default under the Trust Agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property of

TXU Capital may at the time be located, TXU Corp, as depositor, and the Property Trustee may appoint one or more persons approved by the Property Trustee either to act as co-trustee, jointly with the Property Trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. Upon the written request of the Property Trustee, TXU Corp, as depositor, will for that purpose join with the Property Trustee in the execution, delivery and performance of all instruments necessary or proper to make that appointment. The appointment will vest in that person or persons in that capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If TXU Corp, as depositor, does not join in that appointment within 15 days after the receipt by it of a request so to do, or in case an event of default under the Subordinated Indenture has occurred and is continuing, the Property Trustee alone shall have power to make that appointment.

     FORM, EXCHANGE, AND TRANSFER

     Preferred Trust Securities may be exchanged for other Preferred Trust Securities in any authorized denomination and of like tenor and aggregate liquidation preference.

     Subject to the terms of the Trust Agreement, Preferred Trust Securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Preferred Trust Security registrar or at the office of any transfer agent designated by TXU Corp for such purpose. TXU Corp may designate itself the Preferred Trust Security registrar. No service charge will be made for any registration of transfer or exchange of Preferred Trust Securities, but TXU Corp may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer. A transfer or exchange will be made when the transfer agent is satisfied with the documents of title and identity of the person making the request. TXU Corp may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that TXU Corp will be required to maintain a transfer agent in each place of payment for Preferred Trust Securities.

     TXU Capital will not be required to (1) issue, register the transfer of, or exchange any Preferred Trust Securities during the 15 calendar days before the mailing of a notice of redemption of any Preferred Trust Securities called for redemption and ending at the close of business on the day the notice is mailed or (2) register the transfer of or exchange any Preferred Trust Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Preferred Trust Securities being redeemed in part.

     REGISTRAR AND TRANSFER AGENT

     Texas Utilities Services Inc., doing business as TXU Business Services Company, will act as registrar and transfer agent for the Preferred Trust Securities.

     Registration of transfers of the Preferred Trust Securities will be made without charge by TXU Capital, unless tax or other governmental charges are imposed. In that case, the holder requesting transfer must pay the tax or charges and give such indemnity as TXU Capital or TXU Corp may require.

     CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee acts as trustee under other indentures with respect to TXU Corp's obligations. TXU Corp maintains deposit accounts and credit and liquidity facilities and conducts other banking transactions with the Property Trustee in the ordinary course of their businesses. The Property Trustee also acts as the Guarantee Trustee under the Guarantee and the Debenture Trustee under the Subordinated Indenture.

     DUTIES OF THE TRUSTEES

     The Delaware Trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The Property Trustee will hold the Junior Subordinated Debentures on behalf of TXU Capital and will maintain a payment account with respect to the Preferred Trust Securities and Common Trust Securities, and will also act as trustee under the Trust Agreement for the purposes of the Trust Indenture Act.

     The Administrative Trustees of TXU Capital are authorized and directed to conduct the affairs of TXU Capital and to operate TXU Capital so that TXU Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxed as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of TXU Corp for United States federal income tax purposes. In this regard, the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that the Administrative Trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the Preferred Trust Securities.

     MISCELLANEOUS

     Holders of the Preferred Trust Securities have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

     Selected provisions of the Guarantee that TXU Corp will execute and deliver for the benefit of the holders of the Preferred Trust Securities are summarized below. This summary should be read together with the prospectus supplement describing the terms of the Preferred Trust Securities. The form of Guarantee was filed with the SEC and you should read the Guarantee for provisions that may be important to you. The Guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the Guarantee. Whenever particular defined terms of the Guarantee are referred to, those defined terms are incorporated herein by reference.

     The Bank of New York will act as Guarantee Trustee under the Guarantee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Trust Securities.

     GENERAL TERMS OF THE GUARANTEE

     TXU Corp will fully and unconditionally agree to make the guarantee payments listed below in full to the holders of the Preferred Trust Securities if they are not made by TXU Capital, as and when due, regardless of any defense, right of set-off or counterclaim that TXU Corp may have or assert. The following payments will be subject to the Guarantee (without duplication):

     o Any accrued and unpaid distributions required to be paid on Preferred Trust Securities, to the extent TXU Capital has funds available therefor;

     o The redemption price, plus all accrued and unpaid distributions, for any Preferred Trust Securities called for redemption by TXU Capital, to the extent TXU Capital has funds available therefor; and

     o Upon a voluntary or involuntary dissolution, winding-up or termination of TXU Capital except in connection with the distribution of Junior Subordinated Debentures to the holders in exchange for Preferred Trust Securities as provided in the Trust Agreement or upon a redemption of all of the Preferred Trust Securities upon maturity or redemption of the Junior Subordinated Debentures as provided in the Trust Agreement, the lesser of:

          (1) the aggregate of the liquidation preference and all accrued and unpaid distributions on Preferred Trust Securities to the date of payment; and

          (2) the amount of assets of TXU Capital remaining available for distribution to holders of Preferred Trust Securities in liquidation of TXU Capital.

TXU Corp's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by TXU Corp to the holders of Preferred Trust Securities or by causing TXU Capital to pay those amounts to those holders.

     The Guarantee will be a guarantee with respect to the Preferred Trust Securities, but will not apply to any payment of distributions if and to the extent that TXU Capital does not have funds available to make those payments or to any collection of payment.

     If TXU Corp does not make interest payments on the Junior Subordinated Debentures held by TXU Capital, TXU Capital will not have funds available to pay distributions on the Preferred Trust Securities. The Guarantee will rank subordinate and junior in right of payment to all liabilities of TXU Corp except liabilities that are equal in right of payment by their terms.

     TXU Corp will enter into an Agreement as to Expenses and Liabilities with TXU Capital, to provide funds to TXU Capital as needed to pay obligations of TXU Capital to parties other than holders of Preferred Trust Securities. The Junior Subordinated Debentures and the Guarantee, together with the obligations of TXU Corp with respect to the Preferred Trust Securities under the Subordinated Indenture, the Trust Agreement, the Guarantee and the Agreement as to Expenses and Liabilities, constitute a full and unconditional guarantee of the Preferred Trust Securities by TXU Corp. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp of the Preferred Trust Securities.

     AMENDMENTS AND ASSIGNMENT

     No vote is required for changes to the Trust Agreement that do not materially adversely affect the rights of holders of Preferred Trust Securities. Other terms of the Guarantee may be changed only with the prior approval of the holders of the Preferred Trust Securities having at least 66 2/3% of the liquidation preference amount of the outstanding Preferred Trust Securities. All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of TXU Corp and will inure to the benefit of the holders of the Preferred Trust Securities then outstanding.

     EVENTS OF DEFAULT

     An event of default under the Guarantee will occur if TXU Corp fails to perform any of its payment obligations under the Guarantee. The holders of the Preferred Trust Securities having a majority of the liquidation preference of the Preferred Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee under the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     If the Guarantee Trustee fails to enforce the Guarantee, any holder of the Preferred Trust Securities may enforce the Guarantee, or institute a legal proceeding directly against TXU Corp to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against TXU Capital, the Guarantee Trustee or anyone else.

     TXU Corp will be required to provide an annual statement to the Guarantee Trustee about TXU Corp's performance of some of its obligations under the Guarantee and any default in its performance of the obligations.

     TXU Corp will also be required to file annually with the Guarantee Trustee an officer's certificate as to TXU Corp's compliance with all conditions under the Guarantee.

     INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee will undertake to perform only those duties specifically set forth in the Guarantee until a default occurs. After a default under the Guarantee, the Guarantee Trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. Otherwise, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

     TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon:

     o Full payment of the redemption price, plus accrued and unpaid distributions, for all the Preferred Trust Securities;

     o The distribution of Junior Subordinated Debentures to holders of the Preferred Trust Securities in exchange for all of the Preferred Trust Securities; or

     o    Full payment of the amounts payable upon liquidation of TXU Capital.

     The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Trust Securities must restore payment of any sums paid under the Preferred Trust Securities or the Guarantee.

     STATUS OF THE GUARANTEE

     The Guarantee will be an unsecured obligation of TXU Corp and will rank:

     o Subordinate and junior in right of payment to all liabilities of TXU Corp, except any liabilities that are equal in right of payment by their terms;

     o Equal in right of payment with the most senior preferred or preference stock that may be issued by TXU Corp and with any guarantee that may be entered into by TXU Corp in respect of any preferred or preference stock of any affiliate of TXU Corp; and

     o    Senior to TXU Corp's common stock.

     The Trust Agreement provides that by accepting Preferred Trust Securities, a holder agrees to the subordination provisions and other terms of the Guarantee.

     The Guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against TXU Corp to enforce its rights under the Guarantee without first instituting a legal proceeding against anyone else.

     Because TXU Corp is a holding company that conducts all of its operations through subsidiaries, obligations under the Guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of TXU Corp.

     GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     The Junior Subordinated Debentures which the Property Trustee will hold on behalf of TXU Capital as trust assets will be subordinated obligations of TXU Corp. The Junior Subordinated Debentures will be issued under the Subordinated Indenture, dated December 1, 1998, between TXU Corp and The Bank of New York, as Debenture Trustee with respect to the Junior Subordinated Debentures.

     Selected provisions of the Subordinated Indenture are summarized below. This summary is not complete and should be read together with the prospectus supplement describing the specific terms of the Junior Subordinated Debentures. The form of the Subordinated Indenture has been filed with the SEC, and you should read the Subordinated Indenture for provisions that may be important to you. The Subordinated Indenture will be qualified under the Trust Indenture Act.

You should refer to the Trust Indenture Act for provisions that apply to the Junior Subordinated Debentures. Whenever particular provisions or defined terms in a Subordinated Indenture are referred to under the DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES, those provisions or defined terms are incorporated by reference herein.

     The Subordinated Indenture provides for the issuance of subordinated debt other than the Junior Subordinated Debentures in an unlimited amount from time to time. The Junior Subordinated Debentures issued to TXU Capital will constitute a separate series under the Subordinated Indenture.

     A prospectus supplement and an officer's certificate relating to the Junior Subordinated Debentures being offered will include specific terms relating to that offering. These terms will include some or all of the following:

     o    The title of the Junior Subordinated Debentures;

     o    The total principal amount of the Junior Subordinated Debentures;

     o The dates on which the principal of the Junior Subordinated Debentures will be payable and how it will be paid;

     o The interest rate or rates which the Junior Subordinated Debentures will bear, or how the rate or rates will be determined, the interest payment dates for the Junior Subordinated Debentures and the regular record dates for interest payments;

     o Any right to extend the interest payment periods for the Junior Subordinated Debentures;

     o The percentage, if less than 100%, of the principal amount of the Junior Subordinated Debentures, which will be payable if the maturity of the Junior Subordinated Debentures is accelerated;

     o Any date or dates on which the Junior Subordinated Debentures may be redeemed at the option of TXU Corp and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp to repurchase or otherwise redeem the Junior Subordinated Debentures;

     o Any changes or additions to the Events of Default under the Subordinated Indenture or changes or additions to the covenants of TXU Corp under the Subordinated Indenture;

     o If the Junior Subordinated Debentures will be issued in denominations other than $25;

     o If payments on the Junior Subordinated Debentures may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another person to assume the obligations of TXU Corp with respect to the Subordinated Debentures;

     o Any collateral, security, assurance or guarantee for the Junior Subordinated Debentures; and

     o Any other terms of the Junior Subordinated Debentures not inconsistent with the terms of the Subordinated Indenture.

     The Junior Subordinated Debentures will be limited in aggregate principal amount to the sum of the aggregate liquidation preference amount of the Preferred Trust Securities and the consideration paid by TXU Corp for the Common Trust Securities. The Junior Subordinated Debentures are unsecured, subordinated obligations of TXU Corp which rank junior to all of TXU Corp's Senior Indebtedness. The amounts payable as principal and interest on the Junior

Subordinated Debentures will be sufficient to provide for payment of distributions payable on Preferred Trust Securities and Common Trust Securities.

     If Junior Subordinated Debentures are distributed to holders of Preferred Trust Securities in a dissolution of TXU Capital, the Junior Subordinated Debentures will be issued in fully registered certificated form in the denominations and integral multiples thereof in which the Preferred Trust Securities have been issued, and they may be transferred or exchanged at the offices of the Debenture Trustee.

     Payments of principal and interest on Junior Subordinated Debentures will be payable, the transfer of Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of the same aggregate principal amount, at the corporate trust office of the Debenture Trustee in The City of New York. However, TXU Corp may choose to make payment of interest by check mailed to the address of the persons entitled to it and may require that the payment in full of principal with respect to any Junior Subordinated Debenture be made only upon surrender of the Junior Subordinated Debenture to the Debenture Trustee.

     OPTIONAL REDEMPTION

     For so long as TXU Capital is the holder of all the related outstanding Junior Subordinated Debentures, the proceeds of any optional redemption will be used by TXU Capital to redeem Preferred Trust Securities and Common Trust Securities in accordance with their terms.

     The Debenture Trustee will give notice to the holders of any optional redemption of Junior Subordinated Debentures, not less than 30 nor more than 60 days prior to that redemption. All notices of redemption will state the redemption date and the redemption price plus accrued and unpaid interest. If less than all the Junior Subordinated Debentures are to be redeemed, the notice will identify those to be redeemed and the portion of the principal amount of any Junior Subordinated Debentures to be redeemed in part. The notice will state that on the redemption date, subject to the Debenture Trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable on each Junior Subordinated Debenture to be redeemed and that interest thereon will cease to accrue on and after that date. It will name the place or places where the Junior Subordinated Debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest.

     INTEREST

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a business day, then payment will be made on the next business day. No interest will be paid in respect of any such delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the last business day of the earlier year. These payments will have the same force and effect as if made on the date the payment was originally payable.

     OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as there is no default in the payment of interest on the Junior Subordinated Debentures, TXU Corp may extend the interest payment period from time to time on the Junior Subordinated Debentures for one or more periods. As a consequence, distributions on Preferred Trust Securities would be deferred during any extension period. Interest would, however, continue to accrue. If TXU Corp extends the interest period or is in default under the Guarantee or with respect to payments on the Junior Subordinated Debentures, TXU Corp may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the Junior Subordinated Debentures; or

     o    Make any guarantee payments with respect to any of the above.

     Any extension period with respect to payment of interest on the Junior Subordinated Debentures, or any extended interest payment period in respect of other securities issued under the Subordinated Indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on Preferred Trust Securities and Common Securities and all other securities with terms substantially the same as Preferred Trust Securities and Common Securities. Before an extension period ends, TXU Corp may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Junior Subordinated Debentures. TXU Corp will give TXU Capital and the Debenture Trustee notice of its election of an extension period prior to the earlier of
(i) one business day before the record date for the distribution which would occur if TXU Corp did not make the election to extend or (ii) the date TXU Corp is required to give notice to the NYSE or any other applicable self-regulatory organization of the record date. TXU Corp will cause TXU Capital to send notice of that election to the holders of Preferred Trust Securities.

     ADDITIONAL INTEREST

     So long as any Preferred Trust Securities remain outstanding, if TXU Capital is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the Junior Subordinated Debentures, then TXU Corp will pay as interest on the Junior Subordinated Debentures any additional interest that may be necessary in order that the net amounts retained by TXU Capital after the payment of those taxes, duties, assessments or governmental charges will be the same as TXU Capital would have had in the absence of the payment of those taxes, duties, assessments or governmental charges.

     ASSIGNMENT OF OBLIGATIONS

     TXU Corp may assign its obligations under the Junior Subordinated Debentures and the Subordinated Indenture to a wholly-owned subsidiary, provided that no Event of Default, or event which with passage of time or the giving of required notice, or both, would become an Event of Default, has occurred and is continuing. The subsidiary must assume in writing TXU Corp's payment obligations under the Junior Subordinated Debentures and under the Subordinated Indenture. TXU Corp must fully and unconditionally guarantee payment of the obligations of the assuming subsidiary under the Junior Subordinated Debentures and the Subordinated Indenture.

     If such an assignment is made, TXU Corp will be released and discharged from all its other obligations under the Junior Subordinated Debentures and the Subordinated Indenture. Any covenants made by TXU Corp with respect to the Junior Subordinated Debentures would become solely covenants of, and would relate only to, the subsidiary.

     DEFEASANCE

     TXU Corp will be discharged from its obligations on the subordinated debentures of a particular series if it deposits with the Debenture Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of the subordinated debentures.

     SUBORDINATION

     The Junior Subordinated Debentures will be subordinate and junior in right of payment to all Senior Indebtedness of TXU Corp. No payment of the principal of the Junior Subordinated Debentures (including redemption and sinking fund payments), or interest on the Junior Subordinated Debentures may be made until all holders of Senior Indebtedness have been paid, if any of the following occurs:

     o    Certain events of bankruptcy, insolvency or reorganization of TXU
          Corp;

     o Any Senior Indebtedness is not paid when due and that default continues without waiver;

     o Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness have accelerated the maturity of the indebtedness; or

     o The maturity of any other series of subordinated debentures under the Subordinated Indenture has been accelerated, because of an event of default which remains uncured.

     Upon any distribution of assets of TXU Corp to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment.

     Senior Indebtedness is defined in the Subordinated Indenture to include all notes and other obligations including guarantees of TXU Corp for borrowed money that is not subordinate or junior in right of payment to any other indebtedness of TXU Corp unless by its terms it is equal in right of payment to the Junior Subordinated Debentures. The obligations of TXU Corp under the Guarantee and the Junior Subordinated Debentures shall not be deemed to be Senior Indebtedness.

     The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 1998 TXU Corp had approximately $4.6 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

     The Junior Subordinated Debentures, as debt of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of TXU Corp.

     CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the Subordinated Indenture, TXU Corp may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp's obligations on all subordinated debentures issued under the Subordinated Indenture;

     o Immediately after giving effect to the transaction, no Event of Default or no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

     o TXU Corp shall have delivered to the Debenture Trustee an officer's certificate and an opinion of counsel as provided in the Subordinated Indenture.

     EVENTS OF DEFAULT

     "Event of Default" when used in the Subordinated Indenture with respect to any series of subordinated debentures, will mean any of the following:

     (1) failure to pay interest on any subordinated debenture of that series for 30 days after it is due;

     (2) failure to pay the principal of or any premium on any subordinated debenture of that series when due;

     (3) failure to perform any other covenant in the Subordinated Indenture, other than a covenant that does not relate to that series of subordinated debentures, that continues for 90 days after TXU Corp receives written notice from the Debenture Trustee or TXU Corp and the Debenture Trustee receive a written notice from 33% of the holders of the subordinated debentures of that series;

     (4) certain events in bankruptcy, insolvency or reorganization of TXU Corp; or

     (5) any other event of default included in any supplemental indenture or officer's certificate for a specific series of subordinated debentures.

     An Event of Default for a particular series of subordinated debentures does not necessarily constitute an Event of Default for any other series of subordinated debentures issued under the Subordinated Indenture. The Debenture Trustee may withhold notice to the holders of subordinated debentures of any default except a default in the payment of principal or interest if it considers such withholding of notice to be in the best interests of the holders.

     REMEDIES

     If an Event of Default for any series of subordinated debentures occurs and continues, the Debenture Trustee or the holders of at least 33% in aggregate principal amount of the subordinated debentures of the series may declare the entire principal amount of all the subordinated debentures of that series, together with accrued interest thereon, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding subordinated debentures under the Subordinated Indenture, only the Debenture Trustee or holders of at least 33% in aggregate principal amount of all outstanding subordinated debentures of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp has paid or deposited with the Debenture Trustee a sum sufficient to pay:

          (1) all overdue interest on all subordinated debentures of the series;

          (2) the principal of and premium, if any, on any subordinated debentures of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4) all amounts due to the Debenture Trustee under the Subordinated Indenture; and

     o Any other Event of Default with respect to the subordinated debentures of that series has been cured or waived as provided in the Subordinated Indenture.

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an Event of Default, the Debenture Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any of the holders, unless the holders offer the Debenture Trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any power conferred upon the Debenture Trustee. However, if the Event of Default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. The Debenture Trustee is not obligated to comply with directions that conflict with law or other provisions of the Subordinated Indenture.

     No holder of subordinated debentures of any series will have any right to institute any proceeding under the Subordinated Indenture, or any remedy under the Subordinated Indenture, unless:

     o The holder has previously given to the Debenture Trustee written notice of a continuing Event of Default;

     o The holders of a majority in aggregate principal amount of the outstanding subordinated debentures of all series in respect of which an Event of Default will have occurred and be continuing have made a written request to the Debenture Trustee, and have offered reasonable indemnity to the Debenture Trustee to institute proceedings; and

     o The Debenture Trustee has failed to institute any proceeding for 60 days after notice.

However, these limitations do not apply to a suit by a holder of a subordinated debenture for payment of the principal, premium or interest on a subordinated debenture on or after the applicable due date.

     TXU Corp will provide to the Debenture Trustee an annual statement by an appropriate officer as to TXU Corp's compliance with all conditions and covenants under the Subordinated Indenture.

     ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

     If there is an Event of Default, then the holders of Preferred Trust Securities will rely on the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, to enforce the Property Trustee's rights against TXU Corp as a holder of the Junior Subordinated Debentures. However, a holder of Preferred Trust Securities may enforce the Subordinated Indenture directly against TXU Corp to the same extent as if the holder of Preferred Trust Securities held a principal amount of Junior Subordinated Debentures equal to the aggregate liquidation amount of its Preferred Trust Securities.

     The holders of Preferred Trust Securities would not be able to exercise directly against TXU Corp any other rights unless the Property Trustee or the Debenture Trustee failed to do so for 60 days. Upon that failure, the holders of a majority of the aggregate liquidation amount of the outstanding Preferred Trust Securities would have the right to directly institute proceedings for enforcement of all other rights against TXU Corp to the fullest extent permitted by law.

     MODIFICATION AND WAIVER

     Without the consent of any holder of subordinated debentures, TXU Corp and the Debenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp in the Subordinated Indenture and in the subordinated debentures;

     o To add additional covenants of TXU Corp or to surrender any right or power of TXU Corp under the Subordinated Indenture;

     o    To add additional events of default;

     o To change or eliminate or add any provision to the Subordinated Indenture; provided, however, if the change will adversely affect the interests of the holders of subordinated debentures of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of subordinated debentures of that series has been obtained in accordance with the Subordinated Indenture; or

          (2) when no subordinated debentures of the affected series remain outstanding under the Subordinated Indenture;

     o To provide collateral security for all but not part of the subordinated debentures;

     o To establish the form or terms of subordinated debentures of any other series as permitted by the Subordinated Indenture;

     o To provide for the authentication and delivery of bearer securities and coupons appertaining thereto;

     o To evidence and provide for the acceptance of appointment of a successor trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the subordinated debentures of all or any series;

     o To change any place where principal, premium and interest shall be payable, subordinated debentures may be surrendered for registration of transfer or exchange and notices to TXU Corp may be served; or

     o To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Subordinated Indenture; provided that the action will not adversely affect the interests of the holders of subordinated debentures of any series in any material respect.

     The holders of at least a majority in aggregate principal amount of the subordinated debentures of all series then outstanding may waive compliance by TXU Corp with some restrictive provisions of the Subordinated Indenture. The holders of not less than a majority in principal amount of the outstanding subordinated debentures of any series may waive any past default under the Subordinated Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and some covenants and provisions of the Subordinated Indenture that cannot be modified or be amended without the consent of the holder of each outstanding subordinated debenture of the series affected.

     If the Trust Indenture Act is amended after the date of the Subordinated Indenture in such a way as to require changes to the Subordinated Indenture, the Subordinated Indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act. TXU Corp and the Debenture Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment.

     The consent of the holders of a majority in aggregate principal amount of the subordinated debentures of all series then outstanding is required for all other modifications to the Subordinated Indenture. However, if less than all of the series of subordinated debentures outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on any subordinated debenture, or reduce the principal amount of any subordinated debenture or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any subordinated debenture, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding subordinated debentures of any series whose consent is required for any supplemental indenture, or any waiver of compliance with a provision of the Subordinated Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o Modify some of the provisions of the Subordinated Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the subordinated debentures of any series, without the consent of the holder of each outstanding subordinated debenture affected thereby.

     A supplemental indenture which changes the Subordinated Indenture solely for the benefit of one or more particular series of subordinated debentures, or modifies the rights of the holders of subordinated debentures of one or more series, will not affect the rights under the Subordinated Indenture of the holders of the subordinated debentures of any other series. So long as any Preferred Trust Securities remain outstanding, the Debenture Trustee may not consent to a supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation preference of all Preferred Trust Securities or, in the case of changes described in the clauses immediately above, 100% in aggregate liquidation preference of all such Preferred Trust Securities then outstanding which would be affected thereby.

     The Subordinated Indenture provides that subordinated debentures owned by TXU Corp or anyone else required to make payments on the subordinated debentures shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

     TXU Corp may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of holders, but TXU Corp shall have no obligation to do so. If TXU Corp fixes a record date, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on the record date will be considered to be holders for the purposes of determining whether holders of the required percentage of the outstanding subordinated debentures have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose the outstanding subordinated debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same subordinated debenture and the holder of every subordinated debenture issued upon the registration of transfer of or exchange of subordinated debentures. A transferee will be bound by acts of the Debenture Trustee or TXU Corp in reliance thereon, whether or not notation of that action is made upon the subordinated debenture.

     RESIGNATION OF DEBENTURE TRUSTEE

     The Debenture Trustee may resign at any time by giving written notice to TXU Corp or may be removed at any time by act of the holders of a majority in principal amount of all series of subordinated debentures then outstanding delivered to the Debenture Trustee and TXU Corp. No resignation or removal of the Debenture Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp has delivered to the Debenture Trustee a resolution of its Board of Directors appointing a successor trustee and the successor has accepted that appointment in accordance with the terms of the respective Subordinated Indenture, the Debenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Subordinated Indenture.

     NOTICES

     Notices to holders of subordinated debentures will be given by mail to the addresses of the holders as they may appear in the security register therefor.

     TITLE

     TXU Corp, the Debenture Trustee, and any agent of TXU Corp or the Debenture Trustee, may treat the person in whose name subordinated debentures are registered as the absolute owner thereof, whether or not the subordinated debt may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

     GOVERNING LAW

     The Subordinated Indenture and the subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York.

     CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee under the Subordinated Indenture will be The Bank of New York. In addition to acting as Debenture Trustee, The Bank of New York will act as Property Trustee under the Trust Agreement and as Guarantee Trustee under the Guarantee. The Bank of New York (Delaware) will act as the Delaware Trustee under the Trust Agreement. In addition, The Bank of New York acts, and may act, as trustee under various indentures and trusts of TXU Corp and its affiliates.

                              PLAN OF DISTRIBUTION

     The Debt Securities, the Preference Stock and the Preferred Trust Securities may be offered (a) through agents; (b) through underwriters or dealers; or (c) directly to purchasers.

     BY AGENTS

     The Debt Securities, the Preference Stock and Preferred Trust Securities may be sold through agents designated by TXU Corp.

     BY UNDERWRITERS

     If underwriters are used in the sale, the Debt Securities, the Preference Stock and Preferred Trust Securities will be acquired by the underwriters for their own account. The underwriters may resell the Debt Securities, the Preference Stock and Preferred Trust Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Debt Securities, the Preference Stock and Preferred Trust Securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the Debt Securities, the Preference Stock and Preferred Trust Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered Debt Securities, the Preference Stock and Preferred Trust Securities if any are purchased. If a dealer is used in the sale, TXU Corp or TXU Capital will sell the Debt Securities, the Preference Stock and Preferred Trust Securities, as the case may be, to the dealer as principal. The dealer may then resell the Debt Securities, the Preference Stock and Preferred Trust Securities at varying prices determined at the time of resale.

     DIRECT SALES

     The Debt Securities, the Preference Stock and Preferred Trust Securities may also be sold directly by TXU Corp. In this case, no underwriters or agents would be involved.

     GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the Debt Securities, the Preference Stock and Preferred Trust Securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from TXU Corp or TXU Capital and any profit on the resale of the Debt Securities, the Preference Stock and Preferred Trust Securities by them may be treated as underwriting discounts under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

     TXU Corp or TXU Capital may authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities, the Preference Stock and Preferred Trust Securities at the public offering price and on terms described in the applicable prospectus supplement.

     TXU Corp may have agreements with agents, underwriters and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the agents, underwriters, dealers and remarketing firms may be required to make.

     None of the Debt Securities, the Preference Stock or Preferred Trust Securities has an established trading market. TXU Corp may decide to list any series of Securities on an exchange. However, TXU Corp will not be obligated to list securities on an exchange unless it states otherwise in a prospectus supplement. TXU Corp cannot assure that there will be any liquidity of the trading market for any of the Debt Securities, the Preference Stock and Preferred Trust Securities.

     Agents, underwriters and dealers may engage in transactions with, or perform services for, TXU Corp or its subsidiaries in the ordinary course of business.

                              EXPERTS AND LEGALITY

     The consolidated financial statements of TXU Corp and subsidiaries, except TXU Eastern Holdings Limited, included in the 1998 10-K incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the 1998 10-K. The consolidated financial statements of TXU Eastern Holdings Limited have been audited by PricewaterhouseCoopers, independent accountants, as stated in their report included in the 1998 10-K. Those financial statements are not included in the 1998 10-K. The consolidated financial statements of TXU Corp and subsidiaries have been incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information of TXU Corp and subsidiaries, except TXU Eastern Holdings Limited, for the periods ended March 31, 1999 and 1998, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

     The statements made as to matters of law and legal conclusions in the 1998 10-K under Part I, Item 1 -- Business -- US Electric Segment -- Regulation and Rates and -- US Gas Segment -- Regulation and Rates, and Environmental Matters -- US Segments, incorporated herein by reference, have been reviewed by Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas, General Counsel for TXU Corp. All those statements have been incorporated by reference herein in reliance upon the opinion of that firm given upon their authority as experts. At December 31, 1998, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P. owned approximately 41,000 shares of the Common Stock of TXU Corp.

     Richards, Layton & Finger, P. A., Special Delaware counsel for TXU Corp and TXU Capital will issue an opinion as to certain matters of Delaware law relating to the validity of the Preferred Trust Securities, the enforceability of the Trust Agreement and the creation of TXU Capital.

     Worsham Forsythe & Wooldridge, L.L.P. and Thelen Reid & Priest LLP for TXU Corp and Winthrop, Stimson, Putnam & Roberts, New York, New York, counsel for the Underwriters, will each issue an opinion as to the legality of the other securities offered hereby. Worsham Forsythe & Wooldridge, L.L.P. will issue an opinion as to all matters pertaining to incorporation of TXU Corp and all other matters of Texas law.

================================================================================

================================================================================
                      6,000,000 PREFERRED TRUST SECURITIES

                                 TXU CAPITAL II


           8.70% TRUST ORIGINATED PREFERRED SECURITIES SM (TOPRS SM)
              (LIQUIDATION AMOUNT $25 PER PREFERRED TRUST SECURITY) FULLY AND UNCONDITIONALLY GUARANTEED AS DESCRIBED IN
                THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS BY


                             TEXAS UTILITIES COMPANY
                                DOING BUSINESS AS
                                    TXU CORP


                             -----------------------
                              PROSPECTUS SUPPLEMENT
                             -----------------------


                               MERRILL LYNCH & CO.

                                 LEHMAN BROTHERS

                           MORGAN STANLEY DEAN WITTER

                            PAINEWEBBER INCORPORATED

                              SALOMON SMITH BARNEY



                                DECEMBER 8, 1999


================================================================================